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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12



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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:




Reg. (S) 240.14a-101.

SEC 1913 (3-99)


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                                                             [LOGO OF RAYTHEON]

                                                -------------------------------

                                                                 March 26, 2001

Dear Raytheon Stockholder:

   I am pleased to invite you to attend Raytheon's 2001 Annual Meeting of Stockholders on Wednesday, April 25, 2001. The meeting will begin promptly at 10:00 a.m. local time in Raytheon's Executive Offices located at 141 Spring Street, Lexington, Massachusetts.

   This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates. A form of proxy for voting at the meeting and our 2000 annual report to stockholders are included with this booklet.

   Please note that management is requesting that you approve three important items of business in addition to the election of directors. The Board has unanimously recommended the following items, each of which we describe more fully in the proxy statement:

    . a reverse stock split followed immediately by a forward stock split to cash out stockholders holding fewer than 20 shares of Raytheon Class A or Class B common stock. We believe that this will benefit both small stockholders and the Company;

    . the reclassification of Raytheon's Class A and Class B common stock into a single new class of common stock. We believe that this will eliminate the trading disparities between the Class A and Class B shares and eliminate any confusion from having two classes of publicly traded common stock; and

    . the approval of the 2001 Stock Plan, which we believe will be of substantial value in attracting and retaining key employees and in stimulating their efforts in the continued success of the Company.

   I look forward to sharing more information with you about Raytheon at the annual meeting. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting.

                                          Sincerely,

                                          /s/ Daniel P. Burnham
                                          Daniel P. Burnham
                                          Chairman and Chief Executive Officer

                                RAYTHEON COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 25, 2001

   The annual meeting of stockholders of Raytheon Company will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts, 02421 at 10:00 a.m. Eastern Time on Wednesday, April 25, 2001 for the following purposes:

1. To elect five Directors for a term of three years;

2. To consider and act on a proposal to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split followed by a forward stock split of the Company's Class A and Class B common stock;

3. To consider and act on a proposal to amend the Company's Restated Certificate of Incorporation to reclassify the Company's Class A and Class B common stock into a single new class of common stock;

4. To approve the Raytheon Company 2001 Stock Plan; and

5. To consider and act upon such other business, including stockholder proposals if presented by their proponents, as may properly come before the meeting or any adjournment thereof.

   Stockholders of record at the close of business on March 8, 2001 are entitled to notice of and to vote at the meeting.

   Your vote is important. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

                                          By order of the Board of Directors,

                                          /s/ John W. Kapples

                                          John W. Kapples
                                          Secretary

Lexington, Massachusetts
March 26, 2001

                               RAYTHEON COMPANY
               141 Spring Street, Lexington, Massachusetts 02421

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

   We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company of proxies to be voted at the 2001 annual meeting of stockholders of the company and at any meeting following adjournment thereof.

   You are cordially invited to attend Raytheon's annual meeting on April 25, 2001 beginning at 10:00 a.m. Eastern Time. Stockholders will be admitted beginning at 9:30 a.m. The meeting will be held at Raytheon's Executive Offices, 141 Spring Street, Lexington, Massachusetts 02421.

   We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about March 26, 2001 to holders of Raytheon's Class A common shares and Class B common shares as of March 8, 2001, the record date for the meeting.

   You will need an admission ticket to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. Directions to the meeting are printed on the admission ticket.

   If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the company's transfer agent, EquiServe L.P., 150 Royall Street, Canton, Massachusetts 02021. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Raytheon stockholder.

Proxies and Voting Procedures

   Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Inter-net and telephone voting facilities for stockholders of record will close at 11:00 p.m. Eastern Time on April 24, 2001. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

   There will be two proxy cards for this year's meeting: one card to vote Class A shares and a separate card to vote Class B shares. If you own both Class A shares and Class B shares, you will receive two proxy cards. If you receive a proxy card for Class A shares and a proxy card for Class B shares, you must vote both proxies by using the Internet or the toll-free telephone number, or by completing both proxy cards and mailing them in the postage-paid envelope provided, in order for all of your shares to be voted at the meeting.

   You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

   The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

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   All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares repre-sented by your proxy will be voted as the Board of Directors recommends.

   If any other matters are properly presented at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

Stockholders Entitled to Vote

   Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 8, 2001, there were 341,612,846 common shares outstanding, consisting of 100,801,295 Class A shares and 240,811,550 Class B shares.

   If you are a participant in Raytheon's Dividend Reinvestment and Stock Purchase Plan, common shares held in your account are included on, and may be voted using, the proxy card(s) sent to you. The plan's administrator is the stockholder of record of your dividend reinvestment plan shares and will not vote those shares unless you provide instructions, which you can do over the Internet, by telephone or by using the proxy card(s) sent to you.

   If you are a participant in the Raytheon Savings and Investment Plan, the proxy card(s) sent to you will serve as the voting instruction card(s) for the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will not vote those shares at the meeting.

   If you hold Raytheon stock through a stock purchase or savings plan sponsored by General Motors Corporation, or an affiliate of General Motors, Hughes Electronics, Delphi Automotive Systems or Saturn, you will receive one proxy card for all shares that you own. That proxy card will serve as a voting instruction card for the trustees of those plans for which all accounts are registered in the same name. If you own shares through those plans and do not sign and return your proxy card, the plan trustees will vote your shares as described in the plan documents.

Quorum and Required Vote -- Election of Directors Only

   The presence, in person or by proxy, of the holders of a majority of the shares en-titled to vote generally for the election of Directors is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

   In accordance with the company's Certificate of Incorporation, for the election of Directors only:

  . each Class A share is entitled to 9.616 votes per share, and the total votes of all Class A shares will represent 80.1% of the total votes of all of the company's common shares entitled to vote for Directors; and

  . each Class B share is entitled to one vote per share, and the total votes of all Class B shares will represent 19.9% of the total votes of all of the company's common shares entitled to vote for Directors.

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Quorum and Required Vote -- Reverse/Forward Split and Reclassification of
Shares

   The presence, in person or by proxy, of the holders of a majority of each of the Class A shares and the Class B shares is necessary to constitute a quorum with respect to the proposal to effect the reverse split of the Class A and Class B shares followed by the forward split of the Class A and Class B shares (which we refer to as the "Reverse/Forward Split") and the proposal to reclassify the company's shares. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   With respect to the Reverse/Forward Split and the reclassification of shares each Class A share and each Class B share has one vote per share. The affirmative vote of the holders of a majority of the outstanding Class A shares and a majority of the outstanding Class B shares, with each Class voting separately, is required to approve the Reverse/Forward split and the reclassification of shares. Both an abstention and a broker "non-vote" are counted as votes against the Reverse/Forward split and the reclassification of shares.

Quorum and Required Vote -- 2001 Stock Plan; Shareholder Proposals; All Other Matters

   The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum with respect to the 2001 Stock Plan, all shareholder proposals and any other matters to come before the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

   With respect to the 2001 Stock Plan, the shareholder proposals and all other matters (other than the election of Directors, the Reverse/Forward Split and the reclassification of shares) on which holders of the company's common shares are entitled to vote, the affirmative vote of the holders of a majority of the Class A shares and a majority of the Class B shares, with each Class voting separately, present in person or represented by proxy and entitled to vote, is required.

   An abstention is counted as a vote against, and a broker "non-vote" is not counted for purposes of approving all matters on which holders of the company's common shares are entitled to vote at the meeting other than the election of Directors, the Reverse/Forward Split, and the reclassification of shares.

Tabulation of Votes

   All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy or consent solicitation, or (iv) requested by you. Any comment written on a proxy card will be provided to Raytheon's Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

   A copy of our 2000 annual report is enclosed. If you received more than one copy of the annual report and you wish to reduce the number of reports you receive and save the company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet or by telephone.

   At least one account must continue to receive annual reports, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the annual report.

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To discontinue or resume the mailing of an annual report to an account, call the Raytheon Shareholder Services toll-free number at 1-800-360-4519.

   If you own Raytheon stock through a bank, broker or other nominee and receive more than one Raytheon annual report, contact the holder of record to eliminate duplicate mailings.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and the 2000 annual report are also available on Raytheon's Internet site at http://www.raytheon.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, saving the company the cost of producing and mailing these documents.

   If you are a stockholder of record, you can elect this option by following the instructions provided when you vote your proxy over the Internet. You can also register for this option by following the instructions provided on the following Internet site: http://www.econsent.com/rtn.

   By choosing to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Raytheon Shareholder Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

   If you hold your Raytheon stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

   Stockholders who hold their Raytheon stock through a bank, broker or other holder of record and who elect electronic access will receive information next year containing the Internet address for use in accessing Raytheon's proxy statement and annual report.

Cost of Proxy Solicitation

   The cost of soliciting proxies will be borne by the company. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have retained Morrow & Co. to assist in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co. a fee of $25,000 plus expenses for these services.

   In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Raytheon stock.

Stockholder Account Maintenance

   Our transfer agent is EquiServe L.P. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling the Raytheon Shareholder Services toll-free number at 1-800-360-4519. For other company information, you can visit Raytheon's Internet site at http://www.raytheon.com.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Raytheon stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and

                                       4
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Exchange Commission filing requirements applicable to our Directors and executive officers with respect to the fiscal year ending December 31, 2000 were met.

Relationship with Independent Public Accountants

   Upon recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit the company's financial statements for the fiscal year beginning January 1, 2001.

   Representatives of PricewaterhouseCoopers are expected to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

   During 2000, the company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman, a Director of the company, is a member of this firm.

                  THE BOARD OF DIRECTORS AND BOARD COMMITTEES

   Raytheon's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

   During 2000, the Board held seven meetings, and the committees held a total of 25 meetings. During 2000, L. Dennis Kozlowski attended 62% of the combined Board meetings and meetings of the committees on which he served. Also during 2000, Henrique de Campos Meirelles attended 70% of the combined Board meetings and meetings of the committees on which he served. No other Director attended less than 88% of the combined Board meetings and meetings of the committees on which he or she served, and the average attendance at the Board and committee meetings was 94%.

   The Board of Directors currently has four committees: the Audit Committee, the Management Development and Compensation Committee, the Executive Committee and the Governance Committee; and two subcommittees: the Options Subcommittee of the Management and Development and Compensation Committee and the Nominating Subcommittee of the Governance Committee.

Audit Committee

   L. Dennis Kozlowski, Chairman, Frederic M. Poses and William R. Spivey are the current members of the Audit Committee. The Audit Committee meets with management to consider the adequacy of the company's internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee met three times in 2000.

Management Development and Compensation Committee

   Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B. Rudman, Chairman, Michael C. Ruettgers and Alfred M. Zeien are the current members of the Management Development and Compensation Committee. The functions of the Management Development and Compensation Committee include administering management incentive compensation plans and making recommendations to the Board with respect to the

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compensation of Directors and officers of the company. The Management
Development and Compensation Committee met eight times in 2000.

   For the time being, the Board has determined that Senator Rudman should remain on the Management Development and Compensation Committee. Senator Rudman is currently serving his last term as a Director (directors may not stand for re-election once they reach age 70) and has for a number of years been deeply involved in structuring and implementing the company's compensation plans. The Board determined that it was not in the best interests of the company or our stockholders to remove Senator Rudman from the committee at this time even though he does not, due to his association with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, completely satisfy the new "independent director" criteria included in the Corporate Governance Guidelines adopted by the Board. The Governance Guidelines are summarized at page seven of this proxy statement. Upon Senator Rudman's retirement, the committee will consist solely of independent directors in accordance with the Governance Guidelines.

   The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the company's stock option plans. Barbara
M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Chairman, Michael C. Ruettgers and Alfred M. Zeien are the current members of the Options Subcommittee. The Options Subcommittee met eight times during 2000.

Executive Committee

   Daniel P. Burnham, Chairman, L. Dennis Kozlowski, Warren B. Rudman and Alfred M. Zeien are the current members of the Executive Committee. The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met three times during 2000.

Governance Committee

   Barbara M. Barrett, John M. Deutch, Thomas E. Everhart, Henrique de Campos Meirelles, Dennis J. Picard, Warren B. Rudman and Alfred M. Zeien, Chairman, are the current members of the Governance Committee. The Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Committee reviews and assesses the effectiveness of the Board's Guidelines on Corporate Governance and recommends proposed revisions to the Board. The Committee also reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals. The Governance Committee met three times during 2000.

Nominating Subcommittee

   Barbara M. Barrett, Thomas E. Everhart and Alfred M. Zeien, Chairman, are the current members of the Nominating Subcommittee. The Committee, established in January 2001, makes recommendations to the Board regarding the size and composition of the Board. The Committee also establishes procedures for the nomination process and recommends candidates for election to the Board. The Nominating Subcommittee will consider nominees proposed by stockholders. During 2000, the duties of the Nominating Subcommittee were performed by the Governance Committee.

   Under Raytheon's By-Laws, nominations for Director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who delivered notice to the Corporate Secretary not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. For the company's annual meeting in the year 2002, the company must receive this notice after the close of business on December 26, 2001 and before the close of business on January 25, 2002. You can obtain a copy of Raytheon's by-laws by writing to the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421.

Corporate Governance Guidelines and Policies

   The Board of Directors has adopted Guidelines on Corporate Governance. The guidelines are published on Raytheon's Internet site at http://www.raytheon.com, under Investor Information. Among other matters, the guidelines include the following:

  1. A substantial majority of the Board of Directors should be independent directors. An independent director is someone who:

    . has not been employed by the company as an executive officer within the past five years;

    . is not a paid advisor or consultant to the company and derives no financial benefit from any entity as a result of advice or consulting services provided to the company by such entity;

    . is not an executive officer, director or significant stockholder of a significant customer or supplier of the company;

    .  has no personal services contract with the company;

    . is not an executive officer or director of a tax-exempt entity receiving more than 5% of its annual contributions from the company; and

    . is not the spouse, parent, child or sibling of an executive officer of the company.

  2. The Audit Committee, the Management Development and Compensation Committee, the Nominating Subcommittee and the Options Subcommittee consist entirely of independent directors.

  3.   A Director may not stand for election after attaining age 70.

  4. The Nominating Subcommittee determines the appropriate skills and characteristics required of Board members and considers diversity, age, skills, experience and other relevant factors in performing its assessment.

  5. A Director should offer his or her resignation upon any change in position, including retirement, from the position he or she held when elected to the Board. When the Chief Executive Officer resigns or retires, he or she is expected to re-sign from the Board at that time.

  6. The Governance Committee provides an annual assessment of the Board's performance and of its contribution as a whole.

  7. The Board annually reviews the company's long-term strategic and business plans.

  8. The independent directors meet annually to review the performance of the Chief Executive Officer.

  9. The Chief Executive Officer provides an annual report on succession planning and management development to the Management Development and Compensation Committee.

  10. Board members have complete access to Raytheon management, and the Board encourages the Chief Executive Officer to bring members of management to Board meetings from time to time to provide management insight into matters being discussed by the Board which involve the manager.

Compensation of Directors

   Each non-employee Director receives an annual retainer of $40,000. The Chairman of each Board committee receives an additional annual retainer of $5,000. Non-employee Directors also receive a fee of $1,000 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings, for which the fee is $500. Pursuant to the company's Deferral Plan for Directors, Directors may defer receipt of their quarterly retainer and/or meeting fees until retirement from the Board.

   Non-employee Directors also receive an annual grant of Raytheon shares equal in value to the annual retainer. Grants are made under the Nonemployee Directors Restricted Stock Plan. All grants of restricted shares are held in the custody of the company until restrictions lapse on the date of the annual meeting three years after the award. The Directors receive dividends on these shares and are entitled to vote these shares.

   In 1996, the company terminated its Directors' Pension Plan. Prior to termination, Directors of the company who were not eligible for benefits under any company-sponsored pension plan were entitled to receive a monthly cash benefit for up to fifteen years after their retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each Director's cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual Director with delivery deferred until retirement or other completion of service as a Director.

   The company also maintains a general insurance policy which provides nonemployee Directors with travel accident insurance when on company business.

   During 2000, Warren B. Rudman was paid $72,000 for performing certain additional services for the company beyond the scope of his service on the Board of Directors pursuant to a consulting agreement between Senator Rudman and the company. The consulting agreement between the company and Senator Rudman expired in August 2000 and was not renewed.

   The following report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         REPORT OF THE AUDIT COMMITTEE

   The functions of the Audit Committee are focused on three areas:

  . the adequacy of the company's internal controls and financial reporting process and the reliability of the company's financial statements.

  . the independence and performance of the company's internal auditors and independent auditors.

  . the company's compliance with regulatory requirements.

   We meet with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. We discuss these matters with the company's independent auditors and with appropriate company financial personnel and internal auditors.

   As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee. We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

   The Directors who serve on the committee are all "Independent" for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to Raytheon that may interfere with our independence from Raytheon and its management.

   The Board has adopted a written charter setting out the functions the committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

   Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

   The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

   This year, we reviewed the company's audited financial statements and met with both management and PricewaterhouseCoopers, the company's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

   We have received from and discussed with PricewaterhouseCoopers the written disclosure as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

   Management has advised us that for the year ended December 31, 2000, the company paid fees to PricewaterhouseCoopers for services in the following categories:

   Audit Fees...................................................... $ 3 million
   Financial Information Systems................................... $23 million
   Design and Implementation Fees/1/ ..............................
   All Other Fees/2/ .............................................. $25 million

--------
(1) The company selected PricewaterhouseCoopers Consulting in 1999 to assist the company in its implementation of SAP.
(2) All Other Fees includes fees for the following routine audit and tax services:

   Foreign statutory audits and carve-out audits in support of divestitures.................................................. $6 million
   Tax advice and tax return assistance........................... $7 million
   Internal audit services........................................ $3 million

   We have considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining PricewaterhouseCoopers' independence.

                        Members of the Audit Committee

      L. Dennis Kozlowski, Chairman, Frederic M. Poses, William R. Spivey

                             ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes whose terms expire at successive annual meetings. This year, Dennis J. Picard has elected to retire from the Board after the annual meeting. Mr. Picard is Chairman Emeritus and retired Chairman and Chief Executive Officer of the company. He has been a Director of Raytheon since 1989 and we are grateful to him for his counsel and business advice.

   We have nominated John M. Deutch, Henrique de Campos Meirelles and William
R. Spivey, the remaining Directors in the class of Directors whose terms expire at the annual meeting, for three-year terms that will expire at the annual meeting in the year 2004.

   We have also nominated Frederic M. Poses and Michael C. Ruettgers for three-year terms that will expire at the annual meeting in the year 2004. The Board of Directors elected Mr. Poses and Mr. Ruettgers to the Board last year in order to fill vacancies on the Board. In accordance with Raytheon's Certificate of Incorporation, new Directors elected by the Board must stand for election at the next year's annual meeting. After the 2000 annual meeting two of the three classes of Directors will have four members and the remaining class will have five members.

   We have included below the principal occupation and other information about the nominees and the Directors whose terms of office will continue after the annual meeting.

   The persons named in the proxy card intend to vote for the election of each of the nominees unless you indicate that your vote should be withheld. If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

        Nominees for the Class of Directors Whose Terms Expire in 2004

                                JOHN M. DEUTCH

   Director of the company since 1998. Institute Professor at the Massachusetts Institute of Technology since 1990. Mr. Deutch previously served as Director of the United States Central Intelligence Agency (1995-1996); Deputy Secretary of Defense (1994-1995); Undersecretary of Defense, Acquisition and Technology, (1993-1994); and Provost (1985-1990) and Chairman of the Department of Chemistry (1982-1985) of the Massachusetts Institute of Technology. Mr. Deutch has also served as Director of Energy Research and Undersecretary of the U.S. Department of Energy. Director: ARIAD Pharmaceuticals, Inc.; Citigroup Inc.; CMS Energy Corporation; Cummins Engine Company, Inc.; Schlumberger Ltd. Affiliations: French American Foundation; Council on Foreign Relations; Resources for the Future; Urban Institute. Age 62.

                         HENRIQUE DE CAMPOS MEIRELLES

   Director of the company since 1998. President of Corporate and Global Banking, FleetBoston Financial Corporation since October 1999. Prior thereto, Mr. Meirelles served as President and Chief Operating Officer of BankBoston Corporation and BankBoston N.A. from 1996; Regional Manager of Brazil for both BankBoston Corporation and BankBoston N.A. from 1994; and General Manager of Brazil for the Bank from 1984 to 1994. Director: FleetBoston Financial Corporation; Accion International; Public Broadcasting System of Sao Paolo, Brazil. Age 55.

                               FREDERIC M. POSES

   Director of the company since 2000. Chairman and Chief Executive Officer of American Standard Companies, Inc. since January 2000. Prior thereto, beginning in 1998, Mr. Poses was President and Chief Operating Officer of AlliedSignal, Inc., where he had spent his entire 30-year career, starting as a financial analyst and serving in various capacities including President of the Engineered Materials business beginning in April 1988. Director: American Standard Companies, Inc. Age 58.

                             MICHAEL C. RUETTGERS

   Director of the company since 2000. Executive Chairman of EMC Corporation since January 2001. Prior thereto, Mr. Reuttgers served as Chief Executive Officer of EMC since January 1992 and President of EMC from October 1989 to January 2000. He also served as Executive Vice President, Operations of EMC from July 1988 to October 1989 and Chief Operating Officer from October 1989 to January 1992. Director: EMC Corporation; PerkinElmer, Inc. Age 58.

                               WILLIAM R. SPIVEY

   Director of the company since 1999. President and Chief Executive Officer of Luminent, Inc. since July 2000. Prior thereto, Mr. Spivey served as Group President, Network Products Group, Lucent Technologies Inc. from October 1997; Vice President, Systems & Components Group, AT&T Corporation from 1994; and Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991. Director: Luminent, Inc; Lyondell Chemical Co.; Novellus Systems, Inc. Age 54.

                   Directors Whose Terms of Office Continue

                              BARBARA M. BARRETT

   Director of the company since 1999. Term expires 2002. President of Triple Creek Guest Ranch since 1993. Ms. Barrett has practiced corporate and international law since 1979. In 1999, Ms. Barrett served as a Fellow at the Institute of Politics at Harvard University where she now serves as a member of the Senior Advisory Board. In 1997 and 1998, Ms. Barrett served as President and Chief Executive Officer of the American Management Association. Ms. Barrett served as Deputy Administrator of the Federal Aviation Administration (1988-1989) and Vice Chairman of the Civil Aeronautics Board (1982-1985). Trustee: Thunderbird, The American Graduate School of International Management. Director: Exponent, Inc.; Valley Bank of Arizona. Age 50.

                               DANIEL P. BURNHAM

   Director of the company since 1998. Term expires 2002. Chairman and Chief Executive Officer of the company since July 31, 1999. Prior thereto, Mr. Burnham served as President and Chief Executive Officer of the company from December 1, 1998 to July 31, 1999 and as President and Chief Operating Officer from July 1, 1998 to December 1, 1998. Prior to joining the company, Mr. Burnham was Vice Chairman of AlliedSignal, Inc. from October 1997 and President of AlliedSignal Aerospace and an Executive Vice President of AlliedSignal, Inc. from 1992 until becoming Vice Chairman in 1997. Director:
FleetBoston Financial Corporation. Age 54.

                                JOHN R. GALVIN

   Director of the company or a predecessor company since 1996. Term expires 2002. Retired Dean of the Fletcher School of Law and Diplomacy, Tufts University. Prior to his retirement, General Galvin was Dean of the Fletcher School from 1995 to 2000. General Galvin retired from the U.S. Army in 1992 after a 38-year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994, General Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995, he was a visiting professor at the Mershon Center, The Ohio State University. Director or Trustee: the Seligman Group of Investment Companies. Trustee: Institute for Defense Analyses. Governor: Center for Creative Leadership. Age 71.

                                ALFRED M. ZEIEN

   Director of the company or a predecessor company since 1992. Term expires 2002. Retired Chairman of the Board and Chief Executive Officer of The Gillette Company. Prior to his retirement in 1999, Mr. Zeien served as Chairman of the Board and Chief Executive Officer of Gillette since 1991.
Director: EMC Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company. Age 71.

                         FERDINAND COLLOREDO-MANSFELD

   Director of the company or a predecessor company since 1987. Term expires 2003. Chairman and Chief Executive Officer of Cabot Industrial Trust since January 1998. Prior thereto, Mr. Colloredo-Mansfeld served as Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) since

October 1990 and as Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990. Trustee: Massachusetts General Hospital. Age 61.

                              THOMAS E. EVERHART

   Director of the company since 1997. Term expires 2003. President Emeritus, California Institute of Technology since 1997. Prior thereto, Mr. Everhart served as President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology since 1987. Director: Agilent Technologies; General Motors Corporation; Hughes Electronics Corporation; Saint-Gobain Corporation; Reveo, Inc. Trustee: California Institute of Technology. Overseer: Harvard University. Affiliations: Electric Power Research Institute; Corporation for National Research Initiatives. Age 69.

                              L. DENNIS KOZLOWSKI

   Director of the company or a predecessor company since 1995. Term expires 2003. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto, Mr. Kozlowski served as President of Tyco from 1989. Director: Tyco International Ltd.; Applied Power, Inc.; U.S. Office Products. Age 54.

                               WARREN B. RUDMAN

   Director of the company or a predecessor company since 1993. Term expires 2003. Partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1992. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Allied Waste Industries, Inc.; American Stock Exchange, Inc.; Boston Scientific Corporation; The Chubb Corporation; Collins & Aikman Corporation; several mutual funds managed by Dreyfus Corporation. Age 70.

                                STOCK OWNERSHIP

Five Percent Stockholders

   The following table lists those persons or groups known to the company to be the beneficial owner of more than 5% of the company's Class A shares or Class B shares as of December 31, 2000:

                                                                                 Percent            Percent
                                                                       Class A     of     Class B     of
Name and Address of Beneficial Owner                                    Shares    Class    Shares    Class
------------------------------------                                  ---------- ------- ---------- -------
Franklin Resources, Inc., Charles B. Johnson,
 Rupert H. Johnson, Jr. and Templeton Global Advisors Limited(/1/)..  11,505,519  11.4%

Capital Group International, Inc. .................................   10,958,670  10.9%
 11100 Santa Monica Boulevard Los Angeles, CA 90025

Capital Research and Management Company............................    8,993,270   8.9%
 333 South Hope Street Los Angeles, CA 90071

Brandes Investment Partners, L.P...................................                      17,013,460   7.1%
 11988 El Camino Real Suite 500 San Diego, CA 92130

--------
(1) Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. each has a business address of 777 Mariners Island Boulevard, San Mateo, CA 94404. Templeton Global Advisors Limited has a business address of Lyford Cay, P.O. Box N-7759, Nassau, Bahamas.

Management and Directors

   The following table contains information regarding the beneficial ownership of Raytheon's Class A shares and Class B shares as of January 1, 2001 for: (a) each Director and nominee for Director, (b) the four most highly compensated officers who are not also Directors and (c) the Directors, nominees and all executive officers as a group.

                             Number of Class B                  Number of Class A
                           Shares and Nature of               Shares and Nature of
Name                     Beneficial Ownership(/1/)          Beneficial Ownership(/1/)
----                     -------------------------          -------------------------
(a)
Daniel P. Burnham.......         1,024,329(/2/)                      20,000
Barbara M. Barrett......             2,000(/4/)                       3,000
Ferdinand Colloredo-
 Mansfeld...............            14,729(/3/),(/4/)                     0
John M. Deutch..........             3,230(/4/)                       2,500
Thomas E. Everhart......             2,730(/4/)                       1,525
John R. Galvin..........             8,678(/3/),(/4/),(/5/)               0
L. Dennis Kozlowski.....            13,263(/3/),(/4/)                     0
Henrique de Campos
 Meirelles..............             2,904(/4/)                           0
Dennis J. Picard........         1,603,636(/4/),(/6/)                     0
Frederic M. Poses.......             4,000                            3,425
Warren B. Rudman........             8,863(/3/),(/4/),(/7/)               0
Michael C. Ruettgers....            12,000                                0
William R. Spivey.......            12,000(/4/)                           0
Alfred M. Zeien.........            10,263(/3/),(/4/)                     0

(b)
Franklyn A. Caine.......           562,045(/8/)                           0
Francis S. Marchilena...           187,487(/9/)                           0
William H. Swanson......           652,811(/10/)                          0
Hansel E. Tookes, II....           226,438(/11/)                      1,000

(c)
All Directors, nominees
 for Director and
 executive officers as a
 group (25 persons).....         6,049,528(/12/),(/13/)              35,310(/14/)

--------
 (1) No individual Director or nominee for Director or named executive officer beneficially owns 1% or more of the outstanding Class A shares or Class B shares, nor do the Directors and executive officers as a group own more than 1% of the outstanding Class A shares. The Directors and executive officers as a group own approximately 2.5% of the outstanding Class B shares.
 (2) Does not include 276,622 restricted units awarded to Mr. Burnham under the company's employee incentive compensation plans, over which he currently has no voting or investment power. Upon vesting, the units will be settled on a one-for-one basis in Class B shares. Includes 669,333 shares which Mr. Burnham has the right to acquire upon the exercise of stock options; 100,254 shares held in trust, over which he has voting power but no investment power; and 4,742 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
 (3) Includes 5,373 shares held in trust for the benefit of the individual Director. Each Director has the power to vote the shares held for his or her account. The shares were issued pursuant to the company's Deferral Plan for Directors.
 (4) Includes restricted stock issued under the company's Nonemployee Directors Restricted Stock Plan: Ms. Barrett and Messrs. Picard and Spivey--2,000 shares each; Messrs. Colloredo-Mansfeld, Galvin, Kozlowski, Rudman and Zeien -- 2,890 shares each; Messrs. Deutch, Everhart and Meirelles -- 2,730 shares each.

 (5) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a Director or Trustee, Gen. Galvin shares voting and investment power in these shares with other Seligman Directors and Trustees. Gen. Galvin disclaims beneficial ownership of all such shares.
 (6) Includes 1,485,264 shares which Mr. Picard has the right to acquire upon the exercise of stock options; 116,189 shares held in the Dennis J. Picard Revocable Trust; and 183 shares held in the Raytheon Savings and Investment Plan.
 (7) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a Director of several funds managed by Dreyfus Corporation, Sen. Rudman shares voting and investment power in the shares held by such funds with the other Directors of those funds and with the Directors of the Dreyfus Corporation. Sen. Rudman disclaims beneficial ownership of all such shares.
 (8) Includes 390,000 shares which Mr. Caine has the right to acquire upon the exercise of stock options and 172,000 restricted shares over which he has voting power but no investment power.
 (9) Includes 100,336 shares which Mr. Marchilena has the right to acquire upon the exercise of stock options; 83,500 restricted shares over which he has voting power but no investment power; and 2,031 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(10) Includes 477,533 shares which Mr. Swanson has the right to acquire upon the exercise of stock options; 128,250 restricted shares over which he has voting power but no investment power; and 3,583 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(11) Includes 107,333 shares which Mr. Tookes has the right to acquire upon the exercise of stock options; 112,500 restricted shares over which he has voting power but no investment power; and 1,798 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(12) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.
(13) Includes 4,498,546 shares which individual members of the group have the right to acquire upon the exercise of stock options; 881,890 restricted shares over which individual members of the group have voting power but no investment power; 167,638 shares held in trust and over which the individual has voting power; and 29,271 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.
(14) Includes 966 shares held in the Raytheon Savings and Investment Plan and in the Raytheon Excess Savings Plan.

                            EXECUTIVE COMPENSATION

   Set forth below is information concerning the annual and long-term compensation for the company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 2000, 1999, and 1998.

                          Summary Compensation Table

                                  Annual Compensation                Long-Term Compensation Awards
                         ------------------------------------------- ------------------------------
                                                        Other Annual   Restricted
Name and Principal                                       Compensa-     Stock/Unit                        All Other
Position                 Year Salary($)       Bonus($)  tion(/2/)($) Awards(/3/)($) Options(/4/)(#) Compensation(/5/)($)
------------------       ---- ---------      ---------- ------------ -------------- --------------- --------------------
Daniel P. Burnham....... 2000 $973,500       $1,750,000   $76,606     $ 5,281,250       629,000           $78,862
 Chairman and Chief      1999  901,004          900,000    82,488               0       300,000            72,360
 Executive Officer       1998  425,004(/1/)   1,500,000         0      21,873,871       250,000           286,395


William H. Swanson...... 2000  576,500          875,000         0       2,112,500       273,800           171,270
 Executive Vice          1999  543,286          350,000         0         778,641       125,000           226,056
  President and          1998  479,940          800,000         0               0       100,000           193,158
  President --
   Electronic Systems


Franklyn A. Caine....... 2000  495,000          575,000         0       3,168,750       335,000             2,415
 Senior Vice President
  and                    1999  321,235(/6/)     400,000         0         606,375       250,000               990
 Chief Financial Officer 1998


Hansel E. Tookes, II.... 2000  460,129          400,000         0       2,234,532       131,000            68,707
 Executive Vice          1999  112,502(/7/)     450,000         0         682,500        90,000           261,858
 President and Chairman  1998
 and CEO Raytheon
 Aircraft Company


Francis S. Marchilena... 2000  370,000          450,000         0       1,584,375        88,000            26,175
 Executive Vice          1999  321,920          185,000         0         234,281        30,000            56,933
 President and           1998
 President -- Command,
 Control, Communication
 and Information Systems

--------
(1) Reflects salary from July 1, 1998, Mr. Burnham's date of hire, through December 31, 1998.
(2) The amount shown for Mr. Burnham includes imputed income of $32,554 for personal use of company aircraft and $29,052 for personal use of a company-leased automobile. Mr. Burnham is responsible for paying taxes on these amounts.
(3) The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.
     During 2000, the named executives were awarded the following restricted stock grants: Mr. Burnham -- 250,000 shares; Mr. Swanson -- 100,000 shares; Mr. Caine -- 150,000 shares; Mr. Tookes -- 100,000 shares; and Mr. Marchilena -- 75,000 shares. Each award vests on the following schedule: one-third of the award vests on the second anniversary of the award date; one-third vests on the fourth anniversary of the award date; and the final one-third vests on the sixth anniversary of the award date. During 2000, Mr. Tookes was awarded an additional 5,000 shares of restricted stock. One-half of the award vests on the first anniversary of the award date, and the remainder of the award vests on the second anniversary of the award date.
     Restricted stock grants awarded during 1999 to Mr. Swanson (28,250 shares), Mr. Caine (22,000 shares) and Mr. Marchilena (8,500 shares) lapse in their entirety on the second anniversary of the award date. During 1999 Mr. Tookes was awarded a restricted stock grant of 15,000 shares. One-half of the award vests on the first anniversary of the award date, and the remainder of the award vests on the second anniversary of the award date.

  Mr. Burnham's 1998 restricted unit award was intended to compensate him for forfeitures he incurred in leaving his prior employer and consisted of a total of 374,713 units. The units vest on a one-for-one basis in Class B shares. A total of 98,091 shares have vested to date, and Mr. Burnham has elected to defer receipt of the 98,091 shares until after his retirement. The vesting schedule for the remaining units is as follows:

                                                                         No. of
     Vesting Date                                                         Units
     ------------                                                        -------
     July 1, 2001.......................................................  48,518
     July 1, 2002.......................................................  45,353
     July 1, 2003.......................................................  45,353
     July 1, 2004.......................................................  45,354
     July 1, 2005.......................................................  92,044
                                                                         -------
                                                                         276,622

     The number and value, based on the closing price of the Class B shares on December 29, 2000, of the aggregate restricted holdings of Messrs. Burnham, Swanson, Caine, Tookes and Marchilena is as follows: Mr.
     Burnham -- 526,622 shares, $16,356,879; Mr. Swanson -- 128,250 shares,
     $3,983,445; Mr. Caine --  172,000 shares, $5,342,320; Mr. Tookes --
      115,000 shares, $3,571,900; and Mr. Marchilena -- 83,500 shares,
     $2,593,510.
(4) For 2000, the total number of stock options reported for each named executive includes the following Long-Term Achievement Plan (LTAP) performance-based options: Mr. Burnham -- 179,000; Mr. Swanson --
     86,300; Mr. Caine -- 60,000; Mr. Tookes -- 56,000; and Mr. Marchilena --
      43,000. Please refer to the table immediately below entitled Option Grants in Last Fiscal Year for a description of the performance features of the LTAP options.

     In accordance with the terms of the company's stock incentive plans, all stock options and awards of restricted stock and/or units are made in the company's Class B shares. Management is proposing to reclassify the company's Class A shares and Class B shares into a single new class of common stock. Please review management's proposal to reclassify the company's shares beginning on page 39 of this proxy statement.
(5) For 2000, the amounts include: (a) the value of life insurance premiums paid by the company (Mr. Burnham -- $3,122; Mr. Swanson -- $2,397; Mr. Caine -- $1,615; Mr. Tookes -- $32,917; and Mr. Marchilena -- $3,176);
     (b) company contributions of $563 for Mr. Tookes and $800 for each executive other than Mr. Tookes under the company's Stock Ownership Plan;
     (c) company contributions under the company's Savings and Investment Plan (Mr. Burnham -- $6,200; Mr. Swanson -- $6,800; Mr. Caine -- $0; Mr.
     Tookes -- $6,346; and Mr. Marchilena -- $6,800); and (d) company contributions under the company's Excess Savings Plan (Mr. Burnham --
      $68,740; Mr. Swanson -- $30,260; Mr. Caine -- $0; Mr. Tookes -- $28,882;
     and Mr. Marchilena -- $15,400). In 1999, the company provided Mr. Swanson an interest-free loan in the original principal amount of $1,000,000 to assist him in his relocation from Washington, D.C. to California in connection with the reorganization of the company's defense businesses. The loan is secured by a mortgage on Mr. Swanson's home. The amount reported for Mr. Swanson includes $75,000, representing the difference between the market rate for such loans and the actual interest rate. In addition, the total amount shown for Mr. Swanson includes relocation expenses of $41,026 and $14,987 in related tax reimbursement payments.
(6)  Reflects salary from Mr. Caine's date of hire through December 31, 1999.
(7)  Reflects salary from Mr. Tookes' date of hire through December 31, 1999.

                       Option Grants In Last Fiscal Year

                                                                                   Grant Date
                                          Individual Grants(/1/)                      Value
                         -------------------------------------------------------- -------------
                             No. of        % of Total
                           Securities       Options
                           Underlying      Granted to    Exercise or               Grant Date
                             Options       Employees      Base Price   Expiration    Present
Name                     Granted(#)(/2/) in Fiscal Year ($/Share)(/3/)    Date    Value($)(/4/)
----                     --------------- -------------- -------------- ---------- -------------
Daniel P. Burnham.......      10,322          0.08%        $19.375     2/24/2010   $   43,662
                             439,678          3.50%         19.375     2/25/2010    1,859,838
                             179,000          1.42%         19.375     2/25/2010      506,570
William H. Swanson......      10,322          0.08%         19.375     2/24/2010       43,662
                             177,178          1.41%         19.375     2/25/2010      749,463
                              86,300          0.69%         19.375     2/25/2010      244,229
Franklyn A. Caine.......     200,000          1.59%         19.500     1/25/2010      846,000
                              10,322          0.08%         19.375     2/24/2010       43,662
                              64,678          0.51%         19.375     2/25/2010      273,588
                              60,000          0.48%         19.375     2/25/2010      169,800
Hansel E. Tookes, II....      10,322          0.08%         19.375     2/24/2010       43,662
                              64,678          0.51%         19.375     2/25/2010      273,588
                              56,000          0.45%         19.375     2/25/2010      158,480
Francis S. Marchilena...      10,322          0.08%         19.375     2/24/2010       43,662
                              34,678          0.28%         19.375     2/25/2010      146,688
                              43,000          0.34%         19.375     2/25/2010      121,690

--------
(1) The table contains three separate lines for each individual other than Mr. Caine. The first line represents the grant of incentive stock options. The second line represents the grant of nonqualified stock options. The third line represents Long-Term Achievement Plan (LTAP) nonqualified options. In Mr. Caine's case, the first and third lines represent the grant of non-qualified stock options; the second line represents the grant of incentive stock options; and the fourth line represents LTAP nonqualified options.
(2) One-third of the total incentive and nonqualified stock options becomes exercisable on each of the first, second, and third anniversaries of the grant date. Mr. Caine's grant of 200,000 shares becomes fully exercisable on the first anniversary of the grant date.

     The LTAP options are performance-based options, with exercisability tied to stock price appreciation. Specifically, the LTAP options become exercisable in three equal installments based on appreciation in the price of the company's Class B shares over the $19.375 price on the date of grant. The first installment vested on August 25, 2000 after the Class B shares achieved a price of $23.25, or a 20% appreciation in value over the grant date price, and sustained that level for a period of 20 trading days. The second installment vested on October 30, 2000 after the Class B shares achieved a price of $27.90, or a further 20% appreciation in value, and sustained that level for a period of 20 trading days. The final installment will vest on the earlier of the date the Class B shares have achieved a price of $33.48, or a further 20% appreciation in value, and sustained that level for a period of 20 trading days or the sixth anniversary of the grant date.

(3)  Fair market value of underlying shares on the date of grant.
(4) The ultimate values of the options will depend on the future market price of the Class B shares which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Class B shares over the exercise price on the date the option is exercised. Management is proposing to reclassify the company's Class A shares and Class B shares into a single new class of common stock. Please review management's proposal to reclassify the company's shares beginning at page 39 of this proxy statement.

     The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the table (other than the LTAP options) include the following: an exercise price equal to the fair market value of the underlying stock on the date of grant ($19.375 for all grants shown other than the 200,000 shares granted to Mr. Caine at $19.50); an option term of 10 years; an interest rate of 6.69% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 30%; an assumed dividend yield of 4.13%; and reductions of approximately 16.5% to reflect the probability of forfeiture due to termination prior to vesting and to the shortened exercise period on the vested options due to termination. For LTAP options the factors are $19.375, 10 years, 6.71%, 30%, 4.13%, and 54%, respectively.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year End Option Values

                                                        Securities
                                                        Underlying
                                                        Unexercised     Value of In-the
                                                        Options at       Money Options
                                                        Fiscal Year      at Fiscal Year
                              Shares                      End(#)             End($)
                           Acquired on       Value     Exercisable/       Exercisable/
Name                     Exercise(#)(/1/) Realized($)  Unexercisable   Unexercisable(/1/)
----                     ---------------- ----------- --------------- --------------------
Daniel P. Burnham.......       None         $     0   519,333/659,667 $1,394,406/5,955,459
William H. Swanson......      6,612          42,668   415,033/278,767  1,075,808/2,527,080
Franklyn A. Caine.......       None               0   365,000/220,000  2,779,400/1,110,075
Hansel E. Tookes, II....       None               0    82,333/138,667    436,236/1,094,499
Francis S. Marchilena...       None               0     85,366/74,334      347,077/693,318

--------
(1) Based on the $31.06 closing price per share of the company's Class B shares on December 29, 2000.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   The Management Development and Compensation Committee of the Board of Directors consists of Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John
R. Galvin, Warren B. Rudman, Michael C. Ruettgers and Alfred M. Zeien. During 2000, the company retained the law firm of Paul, Weiss, Rifkind, Wharton & Garrison for various legal services. Warren B. Rudman is a member of this firm. Senator Rudman also acted as consultant on behalf of the company through August 2000.

   The following report of the Management Development and Compensation Committee and the performance graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Management Development and Compensation Committee develops the company's executive compensation programs. We then review those programs with the full Board of Directors. We believe that these programs align executive compensation with the company's business strategy and management initiatives and are intended to attract, retain, motivate and reward executive leadership of a caliber and level of experience necessary to achieve the overall business objectives of the company. We support an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value and that places company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and company performance.

   We make recommendations to the Board of Directors with respect to base salary and annual incentive awards, and our Options Subcommittee grants stock options and restricted stock/unit awards. We work closely with an independent compensation consultant, which provides information regarding current industry and marketplace compensation practices and provides analysis of individual compensation compared to the external market. Raytheon's executive compensation program is designed to increase the total portion of risk-based cash and stock incentives at progressively higher levels of leadership.

   Individual compensation awards are established based upon the contribution the executive has made to attain the company's short-term and strategic performance objectives, as well as the executive's anticipated future contribution. We review performance in four areas specifically, financial, operational, Six Sigma and people. Further, we take into consideration the attainment of both operational short-term and enterprise wide long-term objectives of the company that may not be reflected in the current period's earnings and stock performance.

   The company's executive compensation programs consist primarily of the following integrated components:

   Base Salary -- which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, the Committee considers marketplace data for comparable positions and the relative performance and contribution of each executive to the business.

   Annual Incentive Awards -- which provide a direct link between executive compensation and the total company's performance. Annual awards take into account the financial and operational performance of each business. Consideration is given to strategic acquisitions, which complement and add value to the company's core businesses and to the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct, leadership competencies, Six Sigma and people-related initiatives.

   Long-Term Incentives -- which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the company's strategic business plan and long-term company performance. These awards align the executive's interest with those of the stockholders. During 2000, 13.8% of eligible exempt employees received stock option grants. This represents a broader level of participation than among the company's compensation peer groups.

Executive Compensation

   Base Salary. Base salary levels for the Chief Executive Officer and other executive officers of the company are reviewed by us and approved annually to ensure competitiveness. Our policy has been and continues to be to maintain base salaries at competitive levels with a peer group established for compensation comparisons. The compensation peer group includes industry competitors as well as other large corporations.

   Each year we review a competitive analysis prepared by our independent compensation consultant. Based on this review and the individual performance of each executive, we recommend base salary increases, if appropriate.

   Annual Incentives. All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of pre-established performance metrics. Specific performance metrics and weightings were established at the corporate, business, and business unit levels early in 2000 encompassing revenue, operating cash flow, bookings, net sales, operating profit, Six Sigma, and people initiatives.

   Individual awards under the company's Results Based Incentive Plan reflect an executive's contribution to the company's achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and leadership competencies. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business and the performance against stated operational objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives as well as corporate wide financial metrics. In every case, consideration is given to the executive's contribution to the overall management of the company and specific people-based initiatives.

   Officers listed in the Summary Compensation Table received incentive awards based on our review of their competitive marketplace position and their accomplishment of individual performance objectives. Based upon the analysis of our independent compensation consultant, individual incentive target awards were established for the CEO and each executive leader. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the company's compensation peer group. In years where we deem that exceptional performance has been rendered by the executive, incentive awards above the median of the peer group may be awarded.

   Long-Term Incentives. Stock option grants are the company's principal vehicle for long-term compensation. The company issues options at fair market value at the date of grant, and the executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by our independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the company and, as appropriate, the organization's performance or effective performance of the staff function. The size of each executive's award is determined by considering norms for comparable positions in the industry and marketplace. Equitable distribution within the company is also considered. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the company's compensation peer group.

   We believe that granting stock options encourages executive officers to manage the company from the perspective of a stockholder with an equity stake in the business. As the value of the company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the company.

   Restricted stock awards are made for the purpose of attracting outstanding candidates in the marketplace and for the long-term retention of key executives. Awards are subject to restrictions for an extended period of time after the award is made, and thus the executive cannot sell the stock until the restriction expires. We believe that the award of restricted stock further encourages executive officers to manage the company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a strong device for retaining leaders, since a leader who leaves the company forfeits the restricted portion of the award.

   The Long-Term Achievement Plan was established in 1999 to focus senior leadership on the attainment of growth in the appreciation of the value of Raytheon stock. The current plan awards performance in this area through the use of performance based options. Specifically, when the price of Raytheon's Class B shares reaches the predefined growth level (20% compounded) and is sustained for a period of 20 trading days, one third of the options vest. The second third would become exercisable upon attaining an additional twenty percent growth with the final third becoming exercisable after the attainment of an additional twenty percent growth in the price of Raytheon's Class B shares. All options automatically vest at the end of six years and option awards terminate after ten years, if not exercised.

CEO Compensation

   The compensation of Raytheon's CEO and other senior executives has historically been based on two factors -- performance and comparability.

   Base Salary. The current base salary of Daniel P. Burnham was established after reviewing his performance and a competitive analysis provided by our independent compensation consultant. The salary Mr. Burnham receives falls below the 50th percentile of the compensation peer group.

   Annual Incentive Award. In reviewing the CEO's total compensation package, we gave consideration to a number of key factors, including the company's financial and operational performance, Raytheon Six Sigma initiatives and people metrics for the year as well as competitive marketplace data.

   We noted that cash targets were exceeded, earnings per share targets were met, backlog for Raytheon products and services was at a record high and operating profit was on target. Additionally, targets involving people and Six Sigma initiatives were met or exceeded. Further, focus has been paid to our core businesses while the company continues to divest itself of non-core operations. We took these factors into account and awarded Mr. Burnham a higher incentive award for 2000.

   Mr. Burnham's annual results based incentive compensation, when combined with his base salary, provides for total cash compensation below the average of the compensation peer group.

Long-Term Incentives

   Stock Options. We reviewed industry and marketplace analyses, developed and presented by our independent consultant, of stock option awards for comparable positions. Based on those comparisons, we chose to award the CEO an annual option grant and a restricted stock award that has restrictions that lapse over a six year period. In addition, as described above, we awarded the CEO performance based stock options under the Long-Term Achievement Plan.

   Other Compensation. The company's compensation programs also include certain other items, which may include (i) life insurance coverage, (ii) an allocation of company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions in company stock under the Raytheon Savings and Investment Plan and Excess Savings Plan, and (iv) other miscellaneous compensation.

   Raytheon's executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, and to align executive rewards with the long-term interest of shareholders. To the extent consistent with these objectives, we award executive compensation that is fully deductible by the company under the Internal Revenue Code.

       Members of the Management Development and Compensation Committee

  Barbara M. Barrett, Ferdinand Colloredo-Mansfeld, John R. Galvin, Warren B.
                               Rudman, Chairman,
                     Michael C. Ruettgers, Alfred M. Zeien

                               PERFORMANCE GRAPH

   The following graph provides an indicator of total stockholder returns for Raytheon as compared with the S&P 500 Stock Index and the S&P
Aerospace/Defense Index, weighted by market value at each measurement point.

   The graph covers the period December 18, 1997, the date that Raytheon's Class A and Class B shares first began trading on the New York Stock Exchange following the merger of Raytheon Company and the defense electronics business of Hughes Electronics Corporation, through December 31, 2000.


                    COMPARISION OF TOTAL STOCKHOLDER RETURN

                                    [GRAPH]

                Class B     Class A     S&P Aerospace/
                Shares      Shares      Defense            S&P 500
                -------     -------     --------------     -------
12/18/97        $100.00     $100.00        $100.00         $100.00
12/31/97         $90.54      $90.55        $100.00         $100.00
12/31/98         $96.84      $96.19         $76.66         $128.58
12/31/99         $49.19      $47.05         $74.68         $155.64
12/31/00         $59.50      $56.92        $117.74         $141.46


   Assumes $100 invested on December 18, 1997 in Raytheon's Class A and Class B shares, the S&P 500 and the S&P Aerospace/Defense Index. Assumes the reinvestment of dividends.

                                 PENSION PLANS

   The company has a non-contributory pension plan which covers all of its executive officers and all of its salaried employees, other than those at certain subsidiaries and former Texas Instruments, E-Systems and Hughes Aircraft employees who are covered by separate plans. Pension benefits under the plan are based on final average compensation. The plan is company-funded and since 1981 does not require or permit employee contributions. Benefits are computed based on the following formula and are reduced by the employee's estimated primary social security benefit:

     1.8% of final average compensation for each of the first 20 years of benefit service; and

     1.2% of final average compensation for each year of benefit service thereafter.

   Final average compensation is based on the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual bonus awards. Federal laws place limitations on compensation amounts that may be included under the plan. In 2000, up to $170,000 in eligible base salary and annual bonus could be included in the calculation of pensions under the plan. The normal retirement age under the plan is 65; however, employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

   The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66 2/3%, 75% and 100%.

   The following table shows the estimated annual retirement benefits in straight life annuity amounts payable to salaried employees on normal retirement at age 65 under the plan and the company's excess benefit plan, a separate, unfunded plan. The excess benefit plan provides benefits that would otherwise be denied participants due to certain Internal Revenue Code limitations on qualified benefit plans.

               Annual Estimated Benefits Under The Pension Plan
                            And Excess Benefit Plan

                              Years of Credited Service at Age 65
Final Average       ----------------------------------------------------------------------------
Compensation        15 Years            20 Years             30 Years             40 Years
-------------       --------           ----------           ----------           ----------
$  200,000          $ 54,000           $   72,000           $   96,000           $  120,000
   400,000           108,000              144,000              192,000              240,000
   600,000           162,000              216,000              288,000              360,000
   800,000           216,000              288,000              384,000              480,000
 1,000,000           270,000              360,000              480,000              600,000
 1,200,000           324,000              432,000              576,000              720,000
 1,400,000           378,000              504,000              672,000              840,000
 1,600,000           432,000              576,000              768,000              960,000
 1,800,000           486,000              648,000              864,000            1,080,000
 2,000,000           540,000              720,000              960,000            1,200,000
 2,200,000           594,000              792,000            1,056,000            1,320,000
 2,400,000           648,000              864,000            1,152,000            1,440,000
 2,600,000           702,000              936,000            1,248,000            1,560,000
 2,800,000           756,000            1,008,000            1,344,000            1,680,000
 3,000,000           810,000            1,080,000            1,440,000            1,800,000

   The years of credited service as of December 31, 2000 for each of the named executive officers were as follows: Daniel P. Burnham -- 1.5 years; Franklyn
A. Caine -- 26.8 years; Francis S. Marchilena -- 32.5 years;

Hansel E. Tookes, II -- 22.3 years; and William H. Swanson -- 27.3 years. Final average compensation for the named executive officers is the same as their salary and bonus shown in the Summary Compensation Table on page 15.

   The years of credited service shown above for Mr. Caine and Mr. Tookes include additional years of service granted to each of them as inducements for them to join the company. Mr. Caine was granted an additional 26 years, and Mr. Tookes was granted an additional 22 years. As a further inducement, Mr. Tookes was granted eligibility to receive reduced benefits upon early retirement after 5 years of credited service with the company. Upon retirement, the total pensions for Mr. Caine and Mr. Tookes will be calculated based on their respective combined service with the company and with their respective previous employers, offset by any retirement benefits they may receive from their previous employers and from Social Security.

   Mr. Burnham's total pension is fixed at 50% of his average covered compensation for the five consecutive years of employment with the company yielding the highest average, subject to offsets for his estimated primary social security benefit as well as pension benefits received from any previous employer. If Mr. Burnham continues in his current position at his current compensation level, and he retires at the normal retirement age of 65, the estimated annual pension benefits payable to him under the plan and the excess benefit plan would be $1,362,000. This amount does not reflect any offset for pension benefits payable by prior employers.

                        EXECUTIVE EMPLOYMENT AGREEMENTS

   Mr. Burnham. The company hired Daniel P. Burnham in July 1998 as President and Chief Operating Officer. In order to encourage Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the company entered into an employment agreement with Mr. Burnham. The agreement provides that the company will pay Mr. Burnham a base salary of at least $850,000 per year and an annual incentive bonus, based on performance, targeted at 200% of his base salary. In order to replicate the value and vesting schedule of the compensation that Mr. Burnham would forego by joining Raytheon, the company awarded Mr. Burnham 374,713 restricted stock units that settle on a one-for-one basis in Class B shares on specified vesting dates. To date, 98,091 shares have vested and Mr. Burnham has elected to defer receipt of the shares until after his retirement. The company also granted Mr. Burnham an option to purchase 250,000 Class B shares. The option is fully vested.

   The company also entered into a severance agreement with Mr. Burnham. If the company terminates Mr. Burnham's employment or demotes him for any reason other than "cause" or "disability" (as those terms are defined in the agreement) or his death, the company is obligated to pay Mr. Burnham the sum of three times his base salary for the preceding calendar year plus three times his annual incentive bonus for the preceding calendar year.

   Mr. Swanson. In 1995, the company entered into a change in control severance agreement with Mr. Swanson. The agreement provides severance pay and continuation of certain benefits upon the occurrence of a change in control of the company. Generally, a "change in control" means the acquisition by a third party of twenty five percent or more of the company's common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, and the sale of substantially all the assets or a liquidation of the company.

   In order to receive benefits under the agreement, Mr. Swanson must be terminated from his current position within three years following a change in control of the company. Benefits under the agreement include (i) a cash payment of three times Mr. Swanson's current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if Mr. Swanson had three years additional credited service under the company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which Mr. Swanson and his family are eligible to receive benefits for a period of up to three years. In addition, the agreement provides for a gross-up payment if Mr. Swanson is subject to excise taxes on payments made under his agreement.

   Mr. Caine. The company hired Franklyn A. Caine in April 1999 as Senior Vice President and Chief Financial Officer. In order to encourage Mr. Caine to leave his previous employer, the company entered into a change in control severance agreement with Mr. Caine. The terms of that agreement are substantially similar to the change in control severance agreement with Mr. Swanson described above, except that Mr. Caine will be entitled to benefits under his agreement if he is terminated from his position within two years, rather than three years, following a change in control of the company. On joining the company, Mr. Caine was also granted an option to purchase 200,000 Class B shares. One half of the option vested in 2000. The remainder is scheduled to vest in 2001. The company and Mr. Caine entered into a separate agreement which obligates the company to pay Mr. Caine two times his base salary plus two times his annual incentive bonus if the company terminates Mr. Caine's employment without cause. Mr. Caine is entitled to a gross-up payment if he is subject to excise taxes on payments made under this agreement.

   Mr. Tookes. The company hired Hansel E. Tookes, II in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. In order to encourage Mr. Tookes to leave his previous employer, the company entered into a change in control severance agreement with Mr. Tookes. The agreement provides for severance pay and continuation of certain benefits upon either Mr. Tookes' termination of employment or retirement, or the occurrence of a change in control of the company or Raytheon Aircraft Company. Under the agreement, Raytheon agreed to provide Mr. Tookes with a severance or retirement transition payment of two and one half times his annual base salary if the company voluntarily separated him from employment without cause; if Mr. Tookes retired on an agreed upon date before his normal retirement date; or if Mr. Tookes retired at his normal retirement date or beyond. This agreement replicated the benefits Mr. Tookes was eligible for at his previous employer. Also under the agreement, Mr. Tookes is entitled to receive a payment of three times his annual base salary and bonus in lieu of the severance or retirement transition payments referenced above, following a change in control of the company or of Raytheon Aircraft Company. Mr. Tookes is entitled to a gross-up payment if he is subject to excise taxes on payments made under this agreement.

   In August 2000, in connection with Mr. Tookes becoming Chairman and Chief Executive Officer of Raytheon Aircraft Company, the company and Mr. Tookes entered into a retention agreement. The retention agreement operates as an amendment to Mr. Tookes' existing change in control severance agreement by providing for the payment of three times the sum of his annual base salary and targeted results based incentive bonus following a change in control of Raytheon Aircraft Company. The retention agreement also amends the existing change in control severance agreement by providing for the payment to Mr. Tookes of a retention award, based on the value received by the company, resulting from a change in control of Raytheon Aircraft Company.

   Mr. Marchilena. The company has entered into a change in control severance agreement with Mr. Marchilena. The terms of that agreement are substantially similar to the change in control severance agreement with Mr. Swanson described above, except that Mr. Marchilena will be entitled to receive benefits under his agreement if he is terminated from his position within two years, rather than three years, following a change in control of the company.

   Unless otherwise covered under the change in control severance agreements and the retention agreement referenced above, the company's executive severance policy provides that Messrs. Swanson, Caine, Tookes and Marchilena are entitled to receive cash payments equal to two times their current compensation as severance benefits and continuation for two years of fringe benefits pursuant to all welfare, benefit and retirement plans if their employment with the company is terminated other than for cause.

            PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A
     FORWARD STOCK SPLIT OF THE COMPANY'S CLASS A AND CLASS B COMMON STOCK
                          (Item No. 2 on Proxy Card)

Summary

   The Board of Directors has authorized, and recommends for your approval, a reverse 1-for-20 stock split followed immediately by a forward 20-for-1 stock split of each of the company's Class A and Class B common stock. As permitted under Delaware state law, stockholders whose shares of stock are converted into less than 1 share in the reverse split will be converted into the right to receive a cash payment. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Reverse/Forward Split." The company believes the Reverse/Forward Split will result in significantly reduced shareholder record keeping and mailing expenses, and provide holders of fewer than 20 shares with a cost-effective way to cash out their investments efficiently.

   If approved, the Reverse/Forward Split is expected to take place on May 14, 2001. The proposed amendments to Raytheon's Certificate of Incorporation necessary to effect the Reverse/Forward Split are attached to this proxy statement as Appendix B. The highlights of the Reverse/Forward Split are as follows.

Effect on Stockholders:

   If approved at the annual meeting, the Reverse/Forward Split will affect Raytheon Class A and Class B stockholders as follows after completion:


  Class A or Class B Stockholder
           before com-
  pletion of the Reverse/Forward                 Net Effect After
              Split                   Completion of the Reverse/Forward split
----------------------------------  -------------------------------------------
Registered stockholders holding 20  None.
or more Class A shares or Class B
shares

Registered stockholders holding     Shares will be converted into the right to
fewer than 20 Class A shares or     receive cash at a price based on the
Class B shares                      trading value of the shares at that time
                                    (see "Determination of Cash-out Price" at
                                    page 33). You will not have to pay any
                                    commissions or other fees on this cash-out.
                                    Holders of these shares will not have any
                                    continuing equity interest in Raytheon.

Stockholders holding Class A        Raytheon intends for the Reverse/Forward
shares or Class B shares in street  Split to treat stockholders holding
name through a nominee (such as a   Raytheon Class A shares or Class B shares
bank or broker)                     in street name through a nominee (such as a
                                    bank or broker) identically as stockholders
                                    whose shares are registered in their names.
                                    Nominees will be instructed to effect the
                                    Reverse/Forward Split for their beneficial
                                    holders. However, nominees may have
                                    different procedures and Raytheon
                                    stockholders holding shares in street name
                                    should contact their nominees.

Reasons for the Reverse/Forward Split:

   The Board recommends that the stockholders approve the Reverse/Forward Split for the following reasons. These, and other reasons, are described in detail under "Background and Purpose of the Reverse/Forward Split" below.

              Issue                                  Solution
----------------------------------  -------------------------------------------
Raytheon has approximately 191,000  The Reverse/Forward Split will reduce the
stockholders with fewer than 20     number of stockholders with small accounts
Class A shares in their record      and result in significant cost savings for
accounts, and approximately 4,600   Raytheon.
stockholders with fewer than 20
Class B shares in their record
accounts. Continuing to maintain
accounts for these stockholders,
including costs associated with
required stockholder mailings,
will cost Raytheon at least $1.6
million per year.

In addition, based on our best
estimates, continuing to
distribute required mailings to
stockholders with fewer than 20
shares of Class A or Class B
common stock held in street name
through a nominee (i.e. a bank or
broker) will cost Raytheon an
additional $500,000 per year.

In many cases it is prohibitively   The Reverse/Forward Split cashes out
expensive for stockholders with     stockholders with small accounts without
fewer than 20 shares to sell their  transaction costs such as brokerage fees.
shares on the open market.          However, if these stockholders do not want
                                    to cash out their holdings of Class A or
                                    Class B stock, they may purchase additional
                                    shares on the open market to increase their
                                    account to at least 20 shares, or, if
                                    applicable, consolidate/transfer their
                                    accounts into an account with at least 20
                                    shares.

Structure of the Reverse/Forward Split

   The Reverse/Forward Split includes both a reverse stock split and a forward stock split of both Raytheon Class A and Class B shares. If the Reverse/Forward Split is approved and occurs, the reverse split is expected to occur at 6:00 p.m. on May 14, 2001. All Class A stockholders on May 14, 2001 will receive 1 share of Raytheon Class A common stock for every 20 shares of Class A stock held in their accounts at that time; all Class B stockholders on May 14, 2001 will receive 1 share of Raytheon Class B common stock for every 20 shares of Class B stock held in their accounts at that time. If a registered holder has 20 or more Class A shares or Class B shares, any fractional share in such account will not be cashed out after the reverse split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered stockholder who holds fewer than 20 shares of Class A or Class B stock, as the case may be, at the time of the reverse stock split, expected to be 6:00 p.m. on May 14, 2001 (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under "Determination of Cash-out Price" at page 33. Immediately following the reverse split, at 6:01 p.m. on May 14, 2001, all Class A or Class B stockholders who are not Cashed-Out Stockholders will receive 20 shares of Class A or Class B common stock for every 1 share of Class A or Class B stock they held following the reverse stock split. We intend for the Reverse/Forward Split to treat stockholders holding Raytheon Class A shares or Class B shares in street name through a nominee (such as a bank or broker) identically as stockholders whose shares are registered in their names and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as "Cashed-Out Stockholders." However, nominees may have different procedures and Raytheon stockholders holding shares in street name should contact their nominees.

   In general, the Reverse/Forward Split can be illustrated by the following examples:

      Hypothetical Scenario                           Result
----------------------------------  -------------------------------------------
Mr. Brown is a registered           Instead of receiving a fractional share
stockholder who holds 19 Class A    (19/20 of a share) of Raytheon Class A
shares in his account immediately   stock after the reverse split, Mr. Brown's
prior to the Reverse/Forward        19 shares will be converted into the right
Split.                              to receive cash. If the procedure described
                                    below under "Determination of Cash-out
                                    Price" would result in a per share price of
                                    $30 per share, Mr. Brown would receive
                                    $570.00 ($30 x 19 shares).

                                    Note: If Mr. Brown wants to continue his investment in Raytheon, he can buy at least
                                    1 more share of Raytheon Class A stock and hold it in his account. Mr. Brown would have to act far enough in advance of the Reverse/Forward Split so that the purchase is complete by the close of business on the day the Reverse/Forward Split is to be effected, expected to be May 14, 2001.

Mrs. Green has 2 separate record    Mrs. Green will receive cash payments equal
accounts. As of the date of the     to the cash-out price of her Class B shares
Reverse/Forward Split, she holds 7  in each record account instead of receiving
Class B shares in one account and   fractional shares (7/20 share and 3/4
15 Class B shares in the other.     share). Assuming a hypothetical cash-out
All of her shares are registered    price of Class B shares of $30 per share,
in her name only.                   Mrs. Green would receive two checks
                                    totaling $660 (7 x $30 = $210; 15 x $30 =
                                    $450; $210 + $450 = $660).

                                    Note: If Mrs. Green wants to continue her investment in Raytheon, she can consolidate/transfer her two record accounts prior to the date of the Reverse/Forward Split. Alternatively, Mrs.
                                    Green could buy at least 13 more shares of Raytheon Class B stock for her first account and at least 5 or more shares for her second account. In either case, her holdings will not be cashed out in connection with the Reverse/Forward Split because she will hold at least 20 shares in record accounts. She would have to act far enough in advance so that the consolidation or the purchase is complete by the close of business on the day the Reverse/Forward
                                    Split is to be effected, expected to be May
                                    14, 2001.

Mr. Blue holds 25 Class A shares    After the Reverse/Forward Split, Mr. Blue
in his record account as of the     will continue to hold all 25 shares of
date of the Reverse/Forward Split.  Raytheon Class A stock.

      Hypothetical Scenario                           Result
----------------------------------  -------------------------------------------
Mrs. White has 2 accounts. As of    Mrs. White will receive cash payments equal
the date of the Reverse/Forward     to the cash-out price of her Class B shares
Split, she holds 22 Class A shares  instead of receiving fractional shares
in one account and 3 Class B        (3/20 share). Assuming a hypothetical cash-
shares in the other. All of her     out price of Class B shares of $30 per
shares are registered in her name   share, Mrs. White would receive a check
only.                               totaling $90 (3 x $30 = $90). Mrs. White
                                    will continue to hold all 22 Class A
                                    shares.

                                    Note: If Mrs. White wants to continue her investment in Raytheon Class B shares, she can buy at least 17 more shares of Raytheon
                                    Class B stock and hold it in the same
                                    account as her existing Class B shares.
                                    Mrs. White would have to act far enough in advance of the Reverse/Forward Split so that the purchase is complete by the close of business on the day the Reverse/Forward
                                    Split is to be effected, expected to be May
                                    14, 2001.


Mr. Orange holds 6 Class A shares   Raytheon intends for the Reverse/Forward
in a brokerage account as of the    Split to treat stockholders holding Class A
date of the Reverse/Forward Split.  and/or Class B shares in street name through a nominee (such as a bank or
                                    broker) identically as stockholders whose
                                    shares are registered in their names.
                                    Nominees will be instructed to effect the
                                    Reverse/Forward Split for their beneficial
                                    holders. However, nominees may have
                                    different procedures and stockholders
                                    holding Class A and/or Class B shares in
                                    street name should contact their nominees.

Background and Purpose of the Reverse/Forward Split

   Raytheon has a stockholder base of approximately 700,000 stockholders, including almost 265,000 registered stockholders. This large base is principally the result of the December 1997 merger (the "Hughes Merger"), pursuant to which Raytheon acquired the defense electronics business of Hughes Electronics Corporation from General Motors Corporation, a widely held public company. As a result of the Hughes Merger and related transactions, holders of General Motors Corporation common stock and holders of General Motors Corporation Class H common stock became holders of Raytheon Class A shares.

   As of March 8, 2001, approximately 191,000 registered holders of Raytheon Class A common stock owned fewer than 20 shares of stock. At that time, these stockholders represented approximately 77% of the total number of registered holders of Raytheon Class A stock, but they owned approximately 1% of the total number of outstanding shares of Class A stock. In addition, as of March 8, 2001, approximately 4,600 registered holders of Raytheon Class B common stock owned fewer than 20 shares of stock. At that time, these stockholders represented approximately 26% of the total number of registered holders of Raytheon Class B stock, but they owned less than 1% of the total number of outstanding shares of Class B stock.

   The Reverse/Forward Split will provide Class A and Class B stockholders with fewer than 20 shares with a cost-effective way to cash out their investments, because Raytheon will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Split. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Reverse/Forward Split, however, eliminates these problems for most small stockholders.

   Moreover, Raytheon will benefit from substantial cost savings as a result of the Reverse/Forward Split. The costs of administering each registered stockholder's account is the same regardless of the number of shares held in each account. Therefore, Raytheon's costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 2001, we expect that each registered stockholder will cost the company approximately $8.00 for transfer agent fees and the printing and postage costs to mail the proxy materials and annual report. We also incur costs associated with required mailings to stockholders holding shares in street name through a nominee (i.e. a bank or broker). We expect that these costs will only increase over time.

   In light of these disproportionate costs, the Board believes that it is in the best interests of the company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately 191,000 record accounts with fewer than 20 Class A shares and approximately 4,600 record accounts with fewer than 20 Class B shares. We expect that we will reduce the total cost of administering stockholder accounts by at least $1.6 million per year if we complete the Reverse/Forward Split. Although we do not have an accurate estimate of the number of street name stockholders with fewer than 20 Class A shares or 20 Class B shares, we believe that it is reasonable to assume that the number of street name stockholders with fewer than 20 Class A shares or 20 Class B shares is roughly equivalent to the number of registered stockholders with fewer than 20 Class A shares or 20 Class B shares. If our assumption is correct, continuing to distribute required mailings to street name stockholders with fewer than 20 Class A shares or 20 Class B shares will cost Raytheon an additional $500,000 per year.

   Raytheon may in the future pursue alternative methods of reducing its stockholder base, whether or not the Reverse/Forward Split is approved, including odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings. However, there can be no assurance that Raytheon will decide to engage in any such transaction.

Effect of the Reverse/Forward Split on Raytheon Stockholders

 Class A or Class B Stockholders with a Record Account of Fewer than 20
 Shares:

   If we complete the Reverse/Forward Split and you are a Cashed-Out Stockholder (i.e., a stockholder holding either fewer than 20 shares of Raytheon Class A common stock or fewer than 20 shares of Raytheon Class B common stock immediately prior to the reverse stock split):

  . You will not receive fractional shares of stock as a result of the reverse split in respect of your shares being cashed out.

  . Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See "Determination of Cash-out Price" at page 33.

  . After the reverse split, you will have no further interest in Raytheon with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the company's assets, earnings, or profits or in any dividends paid after the reverse split. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the date of the reverse split and the date you receive your payment for the cashed out shares.

  . You will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Split.

  . As soon as practicable after the time we effect the Reverse/Forward
    Split, expected to be May 14, 2001, you will receive a payment for the cashed out shares you held immediately prior to the reverse split in accordance with the procedures described below.

 If you hold Book-Entry Shares:

 . Most of Raytheon's registered Class A and Class B stockholders hold their shares in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of Raytheon's Class A or Class B common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

 . If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. We will mail a check to you at your registered address as soon as practicable after the date we effect the Reverse/Forward Split, expected to be May 14, 2001. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

 If you hold Certificated Shares:

 . If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from Raytheon as soon as practicable after the date we effect the Reverse/Forward Split, expected to be May 14, 2001. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the company's transfer agent, EquiServe, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to EquiServe, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

NOTE: If you want to continue to hold Raytheon Class A or Class B stock after the Reverse/Forward Split, you may do so by taking either of the following actions far enough in advance so that it is complete by the date we effect the Reverse/Forward Split, expected to be May 14, 2001:

  (1) purchase a sufficient number of shares of Raytheon Class A or Class B common stock, as the case may be, on the open market so that you hold at least 20 shares of Class A or Class B common stock, as the case may be, in your account prior to the reverse split; or

  (2) if applicable, consolidate your accounts so that you hold at least 20 shares of Raytheon Class A or Class B common stock, as the case may be, in one account prior to the reverse split.

 Registered Stockholders With 20 or More Shares of Class A or Class B Common
 Stock:

   If you are a stockholder with 20 or more shares of either Class A or Class B common stock as of 6:00 p.m. on the date we effect the Reverse/Forward Split, expected to be May 14, 2001, we will first convert your shares into one twentieth ( 1/20) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., we will reconvert your shares in the forward stock split into 20 times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were an owner of 25 shares of either Raytheon Class A or Class B common stock immediately prior to the reverse split, your shares would be converted to 1.25 shares in the reverse split and back to 25 shares in the forward split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold 20 or more shares of either Raytheon Class A or Class B stock account immediately prior to the reverse split.

 Street Name Holders of Raytheon Class A or Class B Common Stock:

   Raytheon intends for the Reverse/Forward Split to treat stockholders holding Raytheon Class A or Class B common stock in street name through a nominee (such as a bank or broker) identically as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and stockholders holding Raytheon Class A or Class B common stock in street name should contact their nominees.

 Current and Former Raytheon Employees and Directors:

   If you are an employee or director of Raytheon (or a former employee or director), you may own Raytheon restricted stock and/or hold options to purchase Raytheon stock through the company's stock plans. In addition, you may have invested in Raytheon stock under the Raytheon Savings and Investment Plan.

   If you have invested in Raytheon stock under the Raytheon Savings and Investment Plan, the Reverse/Forward Split will not affect your investment. In addition, the Reverse/Forward Split will not affect the number of options you hold to acquire Raytheon stock under the company's stock plans. If you hold fewer than 20 restricted shares of Raytheon stock in a registered account, those shares would be converted into the right to receive cash under the Reverse/Forward Split. However, the company does not believe that there are any such accounts.

Determination of Cash-out Price

   In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold less than 1 share after the reverse split, under Delaware state law Raytheon may either arrange for the sale of these fractional shares or pay cash for their fair value. If stockholders approve this proposal at the annual meeting and the Reverse/Forward Split is completed, the Board of Directors will elect either to arrange for Raytheon's transfer agent to sell these fractional shares of Class A and Class B common stock on the open market, or to have Raytheon pay cash for the fractional shares based on the trading value of the Raytheon Class A and Class B common stock that is cashed out. The Board will make this decision, in its sole discretion, as soon as practicable after the annual meeting and will publicly announce its decision in a press release and post it on our website at http://www.raytheon.com. The details of each of the Board's options and the manner of determining Cash-out Price under each option are summarized in the following chart:

Option                                    Determination of Cash-out Price
------                              -------------------------------------------
Arrange for the Sale of Fractional  As soon as practicable after the date we
Shares on the Open Market: The      effect the Reverse/Forward Split, expected
fractional shares of Raytheon       to be May 14, 2001, the exchange agent will
Class A and Class B common stock    sell the aggregated fractional shares of
of the Cashed-Out Stockholders      the Cashed-Out Stockholders at the
will be aggregated and sold by the  prevailing prices on the open market. The
company's transfer agent,           sale will be executed on the New York Stock
EquiServe, acting as an exchange    Exchange in round lots to the extent
agent on behalf of the Cashed-Out   practicable. Raytheon expects that the
Stockholders.                       exchange agent will conduct the sale in an
                                    orderly fashion at a reasonable pace. Based
                                    on the average daily trading volume for
                                    Raytheon's Class A and Class B common stock
                                    on the New York Stock Exchange, we expect
                                    that it will take at least 10 business days
                                    to sell all of the aggregated fractional
                                    shares of Class A and Class B common stock.
                                    If the exchange agent attempts to sell
                                    these shares too quickly, it could hurt the
                                    sales price for the shares. There can be no
                                    assurance as to the sales price that the
                                    exchange agent will receive for the
                                    aggregated fractional shares.

Option                                  Determination of Cash-out Price
------                            -------------------------------------------
                                  After completing the sale of all the
                                  aggregated fractional shares, the exchange
                                  agent will make a cash payment (without
                                  interest) equal to each Cashed-Out
                                  Stockholder's proportionate interest in the
                                  net proceeds from the sale of the
                                  aggregated fractional shares. Raytheon will
                                  pay all of the commissions and other out-
                                  of-pocket transaction costs in connection
                                  with the sale. Until the proceeds of the
                                  sale have been distributed, the transfer
                                  agent will hold the proceeds in trust for
                                  the Cashed-Out Stockholders. As soon as
                                  practicable after the determination of the
                                  amount of cash to be paid in place of
                                  fractional shares, the transfer agent will
                                  pay the cash to the Cashed-Out Stockholders
                                  as described above in "Effect of the
                                  Reverse/Forward Split on Raytheon
                                  Stockholders."

Purchase of Fractional Shares:    The Cashed-Out Stockholders will receive
Raytheon will purchase the        cash equal to the Cash-out Price of the
fractional shares of Class A and  shares they held immediately prior to the
Class B common stock from the     reverse split in accounts with fewer than
Cashed-Out Stockholders.          20 shares of Class A and Class B common
                                  stock. The Cash-out Price of each out-
                                  standing share of Raytheon Class A and
                                  Class B common stock at that time will be
                                  based on the average daily closing price
                                  per share of the Class A and Class B common
                                  stock, as the case may be, on the New York
                                  Stock Exchange for the ten trading days
                                  immediately before and including the date
                                  we effect the Reverse/Forward Split,
                                  expected to be May 14, 2001, without
                                  interest.

Effect of the Reverse/Forward Split on Raytheon

   The Reverse/Forward Split will not affect the public registration of Raytheon's Class A or Class B common stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Reverse/Forward Split will affect the company's application for continued listing of Raytheon Class A or Class B common stock on the New York Stock Exchange.

   The number of shares of authorized common stock will not change as a result of the Reverse/Forward Split. On March 8, 2001, there were 100,801,295 shares of Raytheon Class A common stock issued and outstanding and 240,811,550 shares of Raytheon Class B common stock issued and outstanding. If the Board elects to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, there will be no effect on the number of issued and outstanding shares of Raytheon Class A or Class B common stock. On the other hand, if the Board elects to purchase the fractional shares of the Cashed-Out Stockholders, the total number of outstanding shares of Raytheon Class A or Class B common stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split.

   If the Board of Directors opts to purchase the fractional shares of Class A and Class B common stock from the Cashed-Out Stockholders, the total number of shares that will be purchased and the total cash to be paid by the company are unknown. Also, we do not know what the average daily closing price per share of Raytheon Class A or Class B common stock on the New York Stock Exchange for the ten trading days prior to and including the date we effect the Reverse/Forward Split, expected to be May 14, 2001, will be or, if applicable, what the net proceeds of the sale of the aggregate fractional shares by the exchange agent will be. However, if the Reverse/Forward Split had been completed as of March 8, 2001, when the average daily closing price per share of Raytheon Class A common stock on the New York Stock Exchange for the ten trading days immediately preceding and including such date was $31.29, then the cash payments that would have been issued to Cashed-Out Stockholders, including both registered and street name holders, instead of fractional shares would have been approximately $65.7 million, with approximately
2.1 million shares of Class A common stock purchased by the company. Similarly, as of March 8, 2001, when the average daily closing price per share of Raytheon Class B common stock on the New York Stock Exchange for the ten trading days immediately preceding and including such date was $31.47, the cash payments that would have been issued to Cashed-Out Stockholders, including both registered and street name holders, instead of fractional shares would have been approximately $1.9 million, with approximately 60,000 shares of Class B common stock purchased by the company. The actual amounts will depend on the number of Cashed-Out Stockholders on the date we effect the Reverse/Forward Split, expected to be May 14, 2001, which will vary from the number of such stockholders on March 8, 2001. The par value of Raytheon's Class A and Class B common stock will remain at $.01 per share after the Reverse/Forward Split under either option available to the Board under Delaware law.

Stock Certificates

   In connection with the Reverse/Forward Split, Raytheon's Class A and Class B common stock will each be identified by a new CUSIP number. These new CUSIP numbers will appear on any stock certificates representing shares of Raytheon Class A of Class B common stock after the date we effect the Reverse/Forward Split, expected to be May 14, 2001. The Reverse/Forward Split will not affect any certificates representing shares of common stock or the book-entry account records held by registered stockholders owning 20 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate. Any Class A or Class B stockholder with 20 or more shares immediately prior to the reverse split who wants to receive a certificate bearing the new CUSIP number can do so at any time by contacting Raytheon's transfer agent at 1-800-360-4519 for instructions on how to surrender old certificates. After the date we effect the Reverse/Forward Split, expected to be May 14, 2001, an old certificate presented to an exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number. In addition, if the company completes the reclassification of its Class A and Class B shares, as described beginning on page 39, shareholders will receive instructions for surrendering their shares. See "Effective Time; Exchange of Certificates; Fractional Shares," at page 44.

   As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Reverse/Forward Split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Raytheon's transfer agent before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

   We have summarized below certain federal income tax consequences to the company and stockholders resulting from the Reverse/Forward Split. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Raytheon stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended (the "Code"). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

   We believe that the Reverse/Forward Split will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the company.

   The federal income tax consequences to Class A and Class B stockholders will depend in part on whether the Board chooses to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, or to purchase these fractional shares directly. See "Determination of Cash-out Price" above. The tax consequences of these alternatives are discussed below.

Federal Income Tax Consequences to Class A and Class B Stockholders Who Are Not Cashed Out by the Reverse/Forward Split:

   If you (1) continue to hold Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, and (2) you receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Raytheon Class A or Class B common stock, as the case may be, as you had in such stock immediately prior to the Reverse/Forward Split.

Federal Income Tax Consequences to Cashed-Out Stockholders:

   Alternative 1. Raytheon's Board Chooses to Arrange for Sale of the Fractional Shares on the Open Market.

   If you receive cash as a result of the Reverse/Forward Split, you will recognize capital gain or loss in an amount equal to the difference between the cash you received in the Reverse/Forward Split and your aggregate adjusted tax basis in the shares of Raytheon Class A or Class B common stock cashed out.

   Alternative 2. Raytheon's Board Chooses to Purchase the Fractional Shares Directly.

   If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, as explained below.

  a. Class A or Class B Stockholders Who Exchange All of Their Raytheon Class A or Class B common stock for Cash as a Result of the Reverse/Forward Split.

   If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) you do not continue to hold any Raytheon Class A or Class B stock immediately after the Reverse/Forward Split, and (3) you are not related to any person or entity which holds Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.


   If you are related to a person or entity who continues to hold Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

  . "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the company resulting from the Reverse/Forward Split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

  . "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Raytheon Class A or Class B common stock owned by you immediately after the Re-verse/Forward Split is less than 80% of the percentage of shares of Raytheon Class A or Class B common stock owned by you immediately before the Reverse/Forward Split.

   In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Raytheon's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

  b. Stockholders Who Both Receive Cash and Continue to Hold Raytheon Class A or Class B Common Stock Immediately After the Reverse/Forward Split.

   If you both receive cash as a result of the Reverse/Forward Split and continue to hold Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Raytheon Class A or Class B common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Raytheon Class A or Class B common stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Raytheon Class A or Class B common stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Raytheon Class A or Class B common stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

   Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Stockholders Who Exchange All of Their Raytheon Class A or Class B common stock for Cash as a Result of the Reverse/Forward Split.") In applying these tests, you may possibly take into account sales of shares of Raytheon Class A or Class B common stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Raytheon's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

   YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

   Dissenting stockholders do not have appraisal rights under Delaware state law or under the company's Certificate of Incorporation or By-laws in connection with the Reverse/Forward Split.

Recent Litigation

   On March 9, 2001, a complaint was filed in the Court of Chancery, County of New Castle, State of Delaware, naming the company and its directors as defendants. Lloyd et al. v. Raytheon Company, et al., C.A. No. 17822-NC. The complaint was brought on behalf of a purported class consisting of shareholders of the company holding fewer than 20 shares. The complaint alleges, among other things, that the Reverse/Forward Split violates the provisions of the Delaware corporation statute, violates certain provisions of the company's existing charter, and was approved by the directors in violation of their fiduciary duties. The complaint further alleges that the reclassification described below beginning at page 39, is a violation of the defendants' fiduciary duties. In addition, the complaint alleges that the reclassification, by eliminating the higher voting Class A common stock, will remove the possibility that a person could acquire voting control of the company through the purchase of substantially less than a majority of its shares and would thereby eliminate the possibility that a change in control of the company could be effected by that means. As relief, among other things, the complaint seeks a declaration that the Reverse/Forward Split and reclassification are void and unlawful, and an injunction against the effectiveness of the amendments and the consummation of the transaction they would effect. The complaint also seeks damages against defendants in an unspecified amount. The time for defendants to respond to the complaint has not yet elapsed. The company believes that the allegations of the complaint are without merit.

Reservation of Rights

   We reserve the right to abandon the Reverse/Forward Split without further action by our stockholders at any time before the filing of the amendments to the Restated Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse/Forward Split has been authorized by our stockholders at the annual meeting, and by voting in favor of the Reverse/Forward Split you are expressly also authorizing us to determine not to proceed with the Reverse/Forward Split if we should so decide.

   The Board of Directors recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

                        PROPOSAL TO AMEND THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION
        TO RECLASSIFY THE COMPANY'S TWO CLASSES OF STOCK INTO A SINGLE
                           NEW CLASS OF COMMON STOCK
                          (Item No. 3 on Proxy Card)

   The Board of Directors has unanimously approved the proposal to amend the Certificate of Incorporation (which we refer to as the "Amendment") which, if approved, would eliminate the company's two classes of common stock and reclassify the Class A common stock and the Class B common stock into a single new class of common stock, $.01 par value, of the company (which we refer to as the "New Common Stock"). The reclassification will eliminate the trading disparities between the Class A shares and the Class B shares and eliminate any confusion from having two publicly traded classes of common stock. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT.

Background of Amendment

   The company's dual class structure is the result of the Hughes Merger. Pursuant to the Hughes Merger, shareholders of the former Raytheon Company received Class B stock and holders of General Motors Corporation common stock and holders of General Motors Corporation Class H common stock became holders of Raytheon Class A shares.

   At the time of the Hughes Merger, the Class A common stock represented approximately 30% of the outstanding equity value of Raytheon and the Class B common stock represented the remaining approximately 70% of the outstanding equity value. With respect to the election and removal of directors of Raytheon, the Class A common stockholders currently possess 80.1% of the voting power and the Class B common stockholders currently possess the remaining 19.9% of the voting power. Each class votes separately on all other matters. Except as to voting rights, the Class A common stock and Class B common stock are identical.

   This dual class capital structure was necessary in order for General Motors to obtain an IRS letter ruling to the effect that the Hughes Merger was tax-free to General Motors and its common stockholders for U.S. federal income tax purposes.

   In considering the Hughes Merger, the Board of Directors of former Raytheon had concern over the use of a dual class structure, especially since its shareholders were to receive low-vote stock. However, after careful consideration and consultation with investment bankers, the Board of Directors concluded that a dual class structure was advisable. The Board of Directors believed that, as both Class A and Class B common stock would be widely held and neither class had a dividend preference, the two classes of stock would trade roughly at parity and that a dual class structure would not create serious trading or financial constraints.

   Since the Hughes Merger, the two classes of stock have not traded at parity. With the exception of a very brief period, the Class B common stock has traded at a premium to the Class A common stock, with an average premium of Class B common stock over Class A common stock of approximately 2.3% and at times as high as 10%. In addition, certain other issues with respect to the dual class structure have arisen since the Hughes Merger. Among these issues are higher volatility in the Class A and Class B shares, the confusion from having two publicly traded classes of common stock and the difficulties in effecting potential acquisitions or other business combinations. In the Fall of 2000, while not deciding to reclassify the two classes of common stock, management decided to request advice from the Internal Revenue Service as to whether a reclassification plan could be effected without a negative impact on the prior IRS letter ruling.

   In December 2000, in anticipation of receiving advice from the IRS, the company began speaking with Morgan Stanley & Co. Incorporated to study the effects of a possible reclassification of its shares and its effects on the company's shareholders. On January 24, 2001 the Board of Directors formally considered a proposal to reclassify the Class A common stock and the Class B common stock into a single class of new common stock. The Board reviewed the history of the dual class structure. Outside counsel addressed the potential tax consequences of combining the two classes. Morgan Stanley made a presentation to the Board, and rendered its opinion that as of January 23, 2001 and subject to and based on the considerations described in its opinion that the exchange ratio pursuant to the amendment was fair to the holders of Class A common stock and the holders of Class B common stock from a financial point of view. The full text of the written opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Morgan Stanley is attached as Appendix C to this proxy statement and is incorporated herein by reference. We urge you to read Morgan Stanley's opinion carefully and in its entirety.

   After consideration of the issues, the Board of Directors resolved to seek shareholder approval to reclassify the Class A and Class B common stock into a single class of new common stock, contingent upon receiving a ruling from the Internal Revenue Service that consummation of the proposed reclassification, as well as the Reverse/Forward Split, will not adversely affect the IRS ruling received in connection with the Hughes Merger.

   On January 31, 2001, the IRS issued to the company a supplementary ruling to the effect that consummation of the proposed reclassification, as well as the Reverse/Forward Split, will not adversely affect the IRS ruling received in connection with the Hughes Merger.

   On March 19, 2001, the Board of Directors held a special meeting to consider, among other things, the impact of recently filed litigation on the transaction. See Recent Litigation. While the Board of Directors believes the allegations of the lawsuit are without merit, the Board resolved to adopt certain modifications to the provisions implementing the Reverse/Forward Split and the proposed reclassification.

Primary Effects and Consequences of the Amendment on the Company's
Capitalization

   If the Amendment is approved, it will have the following effects, among others, on the company's capitalization and holders of both classes of common stock:

  --Effects on Number of Issued Shares of Common Stock. Each issued share of
    Class A common stock outstanding after the Reverse/Forward Split (if the Reverse/Forward Split is approved and effected), including each treasury share, will be reclassified into 1 share of New Common Stock. Each issued share of Class B common stock outstanding after the Reverse/Forward Split (assuming the Reverse/Forward Split is approved and effected), including each treasury share, will be reclassified into 1 share of New Common Stock, rounded to the nearest whole share. As of March 8, 2001, 341,612,846 shares of common stock were outstanding, with holders of the Class A common stock owning 100,801,295 or 29.5%, of all the shares of both classes of common stock combined and holders of the Class B common stock owning 240,811,550 or 70.5%, of all the shares of both classes of common stock combined. After giving effect to the Amendment, as of March 8, 2001, there would be 341,612,846 shares of New Common Stock outstanding, with holders of the Class A common stock owning 100,801,295, or 29.5%, of all the shares of New Common Stock and holders of the Class B common stock owning 240,811,550, or 70.5%, of all the shares of the New Common Stock outstanding.

  --Effects on the Voting Rights of Outstanding Shares of Common Stock. The holders of the Class A common stock are currently entitled to cast 80.1% of all the votes entitled to be cast with respect to the election and removal of directors, and holders of shares of the Class B common stock are entitled to cast the remaining 19.9% of the votes with respect to the election and removal of directors. On all other matters on which holders of the company's common shares are entitled to vote, each Class A share and each Class B share has one vote per share and a majority of each of the Class A and Class B shares, with each voting as a separate class, is required to approve such other matters. After giving effect to the Amendment, as of March 8, 2001, the holders of the New Common Stock would be entitled to cast approximately 341,612,846 votes on all matters as a single class, including the election of all of the directors, with holders of the Class A common stock entitled to cast approximately 100,801,295 votes, or 29.5% of all the votes entitled to be cast, of the New Common Stock and with the holders of Class B common stock entitled to cast approximately 240,811,550 votes, or 70.5% of all the votes entitled to be cast, of the New Common Stock. IF THE AMENDMENT AND RECLASSIFICATION HAD BEEN EFFECTED AS OF MARCH 8, 2001, THE VOTING POWER OF THE HOLDERS OF THE CLASS A COMMON STOCK WITH RESPECT TO THE ELECTION OF DIRECTORS WOULD BE DECREASED FROM 80.1% TO 29.5%.

  --Effects on Options. The company will cause each option to purchase shares of Class B common stock to become an option to purchase the same number of shares of New Common Stock at the same exercise price. As of January 28, 2001, there were 35,037,000 options to purchase shares of Class B common stock outstanding at a weighted average exercise price of $41.40. After giving effect to the Amendment, as of January 28, 2001, there would be 35,037,000 options to purchase shares of New Common Stock at a weighted average exercise price of $41.40.

  --Effects on Rights Agreement. The company will amend the Rights Agreement, dated December 15, 1997, between the company and State Street Bank and Trust Company, (the "Rights Agreement") so that holders of shares of Class A or Class B common stock that currently hold one right to purchase 1/100(th) of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") at $250 per 1/100(th) of a share of Series A Preferred Stock for each share of Class A or Class B common stock they hold, will hold one right to purchase 1/100(th) of a share of Series A Preferred Stock at $250 per 1/100(th) of a share of Series A Preferred Stock for each share of New Common Stock they will hold.

Reasons for, Advantages of and Possible Disadvantages of, the Amendment

   In determining whether to recommend and adopt the Amendment, the Board of Directors considered a number of factors, including the following:

  --The capital structure of the company would be simplified and potential investor confusion and additional administrative expenses caused by the dual class structure would be eliminated.

  --Any negative impact on the market price of the common stock that results from having a dual class structure would be eliminated.

  --Liquidity, trading efficiencies and the investor base would potentially increase.

  --Voting rights of holders of Class A shares and Class B shares would be better aligned with their economic risk of ownership.

  --Flexibility to structure acquisitions and equity financings would likely increase.

  --The reclassification is not expected to cause the shareholders to receive taxable income at the time of the reclassification.

   The Board of Directors also considered the following factors relating to the reclassification in connection with the recommendation and adoption of the
Amendment:

  --The opinion of Morgan Stanley that as of January 23, 2001 and, subject to and based on the considerations described in such opinion, the exchange ratio pursuant to the amendment was fair to the holders of Class A shares and to the holders of Class B shares from a financial point of view. The full text of the opinion, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the review undertaken by Morgan Stanley is attached as Appendix C to this proxy statement and is incorporated herein by reference. We urge you to read Morgan Stanley's opinion carefully and in its entirety.

  --The historical trading price of the Class A shares compared to the historical trading price of the Class B shares.

  --The price trading differentials between two classes of stock of other similarly situated companies.

   The foregoing discussion of information and factors considered by the Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board of Directors in making their decision. In view of the wide variety of factors considered by the Board of Directors in connection with their evaluation of the reclassification and the complexity of those matters, the Board of Directors did not consider it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decision to approve the Amendment. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors.

Interests in Certain Persons

   As of January 1, 2001, the members of the Board of Directors, beneficially owned and had voting control over a total of 30,450 shares, or less than 1% of the Class A common stock, and beneficially owned and had voting control over 2,722,625 shares, or approximately 1.1%, of the Class B common stock. The directors are not required to vote "FOR" the Amendment, but have indicated that it is their intention to do so. The directors may have different interests from you in voting on the Amendment.

   Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing, and financial advisory services. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account, Raytheon's account or the accounts of customers, in debt or equity securities or senior loans of Raytheon. In addition, from time to time, Morgan Stanley has provided and may in the future provide financial advisory and financing services to Raytheon and has received fees and may receive in the future in connection with such services.

   Pursuant to an engagement letter dated January 23, 2001, Raytheon formally engaged Morgan Stanley as its financial advisor to assist Raytheon in its consideration of the reclassification and to render a fairness opinion in connection with such transaction. Morgan Stanley will receive a customary fee in connection with its services. Raytheon has also agreed to reimburse Morgan Stanley for its reasonable expenses and to indemnify Morgan Stanley against certain liabilities, including liabilities under the U.S. federal securities laws.

Appraisal Rights

   Under Delaware state law and the Certificate of Incorporation, holders of the Class A shares and Class B shares have no appraisal rights in connection with the proposal to amend the Certificate of Incorporation.

Comparison of Capital Stock Before and After Amendment

   The existing rights, powers and limitations of Class A shares and Class B shares are set forth in Article Four of the Certificate of Incorporation. The rights, powers and limitations of the New Common Stock that will be issued pursuant to the Amendment will be set forth in the amended and restated Article Four of the Certificate of Incorporation. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the form of Amendment to the Certificate of Incorporation set forth in Appendix D hereto:

Comparison of Class A Common Stock, Class B Common Stock and New Common Stock

   Right, Power or
      Limitation        Class A Common Stock  Class B Common Stock    New Common Stock
   ---------------      --------------------  --------------------  --------------------
Election or Removal of   Holders entitled to   Holders entitled to   Holders entitled to
 Directors:              80.1% of the total    19.9% of the total    equal per share
                         voting power with     voting power with     voting rights with
                         respect to the        respect to the        respect to the
                         election or removal   election or removal   election or removal
                         of directors.         of directors.         of all directors
----------------------------------------------------------------------------------------
Class Voting:            On all matters        On all matters        Holders vote as a
                         (other than the       (other than the       single class on all
                         election or removal   election or removal   matters.
                         of directors) the     of directors) the
                         approval of holders   approval of holders
                         of each Class,        of each Class,
                         voting separately,    voting separately,
                         is required.          is required.
----------------------------------------------------------------------------------------
Dividends and Stock      Dividends payable     Dividends payable     Except as
 Splits and              or stock divisions    or stock divisions    prohibited under
 Combinations:           or combinations       or combinations       Delaware law, no
                         with respect to       with respect to       prohibition on or
                         shares of Class A     shares of Class B     special rights as
                         common stock must     common stock must     to the payment of
                         be made pro rata      be made pro rata      dividends or stock
                         with shares of        with shares of        divisions or
                         Class B common        Class A common        combinations.
                         stock.                stock.
----------------------------------------------------------------------------------------
Liquidation,             Participate pro       Participate pro       Participate pro
 Dissolution, Mergers,   rata with the         rata with the         rata with other
 Consolidations, or      holders of Class B    holders of Class A    holders of New
 other                   common stock.         common stock.         Common Stock.
 reorganizations:
----------------------------------------------------------------------------------------
Stock Repurchases:       Company repurchases   Company repurchases   Except as
                         of Class A common     of Class B common     prohibited under
                         stock must be         stock must be         applicable law, no
                         effected ratably,     effected ratably,     prohibitions on or
                         and in a non-         and in a non-         special rights as
                         prejudicial way,      prejudicial way,      to stock
                         with purchases of     with purchases of     repurchases.
                         Class B common        Class A common
                         stock.                stock.

Impact of Amendment on Listing on the New York Stock Exchange and on
Operations

   The shares of Class A common stock and Class B common stock are both listed on the New York Stock Exchange. After filing the Amendment with the State of Delaware, the shares of New Common Stock will be listed on the New York Stock Exchange. The company expects that the Amendment will have no impact on the operations of the company. In addition, the Amendment involves no increase in the total number of shares of common stock authorized in the Certificate of Incorporation.

Financial Information

   The company believes that its shareholders can exercise prudent judgment with respect to the decision whether to vote for adoption of the Amendment without reference to financial statements of the company. The fiscal 2000 audited consolidated financial statements of the company are contained in our 2000 annual report, a copy of which is enclosed. In addition, the company will provide without charge to any shareholder, on the request of such shareholder, an additional copy of our 2000 annual report. Written or oral requests for such copies should be directed to the Raytheon Company, 141 Spring Street, Lexington, Massachusetts, 02421, Attention: Shareholder Services, telephone number (800) 360-4519. In addition, copies can be accessed on the company's Internet site at http://www.raytheon.com.

Federal Tax Consequences

   The following discussion is intended only as a brief summary of the federal income tax consequences of the Amendment. This summary is not tax advice, is not exhaustive and does not describe state, local and foreign or certain other tax consequences of the proposed Amendment. You should consult your own tax advisor with respect to the tax consequences of the proposed Amendment, including tax reporting requirements and tax consequences under state, local or foreign law.

   The company believes that the reclassification of shares of Class A common stock and Class B common stock into shares of the New Common Stock pursuant to the Amendment will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Code and, therefore, (a) will not result in the recognition of any gain or loss by the holders of Class A common stock or Class B common stock, (b) the basis of the New Common Stock will be the same as the shareholder's basis in the Class A common stock or the Class B common stock, as the case may be, surrendered therefor, and (c) the holding period of the New Common Stock received by a shareholder will include such shareholder's holding period for the Class A common stock or the Class B common stock, as the case may be, surrendered therefor, provided that each share of the Class A common stock or the Class B common stock, as the case may be, held on the date of the reclassification is a capital asset as defined in Section 1221 of the Code.

Effective Time; Exchange of Certificates; Fractional Shares

   The Amendment will become effective when it is filed with the Secretary of State of the State of Delaware. If approved, we expect that the Amendment will be filed as soon as practicable after the annual meeting. However, if stockholders approve the Reverse/Forward Split, we expect that the Amendment will be filed as soon as practicable after the completion of the Reverse/Forward Split. At the effective time, shares of Class A common stock and Class B common stock will become shares of New Common Stock, without any action on your part.

   Promptly after the effective time, EquiServe, our transfer agent, will mail each record holder of Class A common stock and Class B common stock holding shares in certificated form, instructions and transmittal materials for effecting the surrender of stock certificates for Class A common stock and Class B common stock in exchange for replacement certificates representing the number of whole shares of New Common Stock into which such shares of Class A common stock and Class B common stock have been reclassified. EquiServe will mail each record holder of Class A common stock and Class B common stock who holds shares in a book-entry account a statement reflecting the number of shares of New Common Stock registered in their accounts.

   No fractional shares will be issued in connection with the Amendment to the Certificate of Incorporation, other than to participants in Raytheon's Dividend Reinvestment and Stock Purchase Plan.

   YOU ARE ASKED NOT TO SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY AND NOT TO SURRENDER ANY CERTIFICATE FOR EXCHANGE UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE TRANSFER AGENT.

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

Reservation of Rights

   We reserve the right to abandon the Amendment and the reclassification of the company's two classes of common stock without further action by our stockholders at any time before the filing of the amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State, even if the reclassification has been authorized by our stockholders at the annual meeting, and by voting in favor of the Amendment and the reclassification you are expressly also authorizing us to determine not to proceed with the Amendment and the reclassification if we should so decide.

   The Board of Directors recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

                    PROPOSAL TO APPROVE THE 2001 STOCK PLAN
                          (Item No. 4 on Proxy Card)

   On February 1, 2001, the Board of Directors adopted the Raytheon 2001 Stock Plan (which we refer to as the "2001 Plan") subject to stockholder approval. The Board of Directors believes that the 2001 Plan will be of substantial value in attracting and retaining key employees and in stimulating their efforts toward the continued success of the company and its subsidiaries. In that regard, the 2001 Plan will (a) align the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return, (b) enable key employees to develop and maintain a substantial stock ownership in the company and (c) provide incentives to such key employees to continue contributing to the success of the company.

   The proposed Plan is set forth in Appendix E. A summary of the key provisions is set forth below:

   Administration. The 2001 Plan will be administered by the Options Subcommittee of the Management Development and Compensation Committee, which is comprised solely of independent directors (the "Committee"). The Committee selects participants and, in a manner consistent with the terms of the 2001 Plan, determines the number, type and duration of the awards to be granted and the terms and conditions of the award agreements. The Committee may delegate to the CEO certain authority under the 2001 Plan, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Ex-change Act of 1934.

   Eligibility. Participants under the 2001 Plan shall consist of employees, officers, directors and consultants of the company or its affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business.

Grants Under The Plan.

   Shares Available. Twenty eight million shares of common stock will be available for awards under the 2001 Plan. The available shares constitute approximately 8% of the outstanding shares of the company as of January 31, 2001 and approximately 10% if combined with the 7.4 million shares currently available for grant under the 1995 Stock Option Plan.
   Stock Options. Options granted under the 2001 Plan may be incentive stock options, which qualify for favorable tax treatment for the option holder as described below, or non-statutory stock options. However, options on no more than 14,000,000 shares may be granted as incentive stock options. The option price for both incentive stock options and non-statutory stock options may not be less than the fair market value of the company's common stock on the date the option is granted. The option price is payable in cash or in common stock of the company having a fair market value equal to the option exercise price. The proceeds received by the company from the sale of stock under the 2001 Plan are added to the general funds of the company.

   All unexercised options terminate after a certain number of years, as determined by the Committee, but may not be longer than ten years in the case of incentive stock options. Unexercised options may terminate earlier as a result of the optionee's termination of employment or retirement. Shares under options that have terminated or lapsed unexercised, will be available again for issuance under the 2001 Plan.

   Options are exercisable for Class B shares. However, if the shareholders approve and the company completes the reclassification of the Class A and Class B shares into a single new class of common stock, options will be exercisable for that new class of common stock. In the event of a change in the number or kind of outstanding shares of the company's common stock, stock split, recapitalization, merger or other change in the capital structure of the company, an appropriate adjustment may be made with respect to existing and future options.

   Options may be granted under the 2001 Plan until February 1, 2011. Options outstanding at that date will continue in effect in accordance with the terms of the 2001 Plan.

   Stock Appreciation Rights. The Committee may grant stock appreciation rights (which we refer to as "SARs"), either alone or in combination with an underlying stock option, under the 2001 Plan. The term of each SAR will be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR is granted in tandem with an underlying stock option, exercise of the SAR will result in cancellation of the related option.

   Restricted Stock and Stock Unit Awards. The Committee may also award shares under a restricted stock award or stock unit award. A restricted stock award is an award of shares of company stock, while a stock unit award entitles the recipient to a payment equal to the value of company stock. Restricted unit awards may be settled in shares, cash or a combination thereof. Restricted stock grants and stock unit grants are generally awarded subject to vesting restrictions and conditions, such as remaining with the company for a predetermined period of time and/or the achievement of pre-established performance goals. If the recipient fails to achieve the designated goals or terminates his or her service prior to the expiration of the vesting period, the award is generally forfeited.

   Treatment of Awards on a Change in Control. The 2001 Plan provides that upon a Change in Control each outstanding option or SAR becomes fully exercisable and the restrictions and deferral limitations applicable to any restricted stock award and stock unit award will lapse. A "Change in Control" generally includes the acquisition by a third party of twenty percent or more of the company's common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, certain mergers, the sale of substantially all the assets or a liquidation of the company.

   Federal Income Tax Consequences. The following is a brief description of the company's understanding of the federal income tax consequences applicable to incentive stock options and non-statutory stock options granted under the 2001 Plan. This summary is not intended to constitute tax advice and specifically does not address any state, local or foreign tax consequences.

   Incentive Stock Options. The optionee pays no federal income tax upon the grant or exercise of incentive stock options. If the optionee disposes of the shares within two years after the date of the grant or one year after the date of exercise, the excess of the stock's fair market value on the date of exercise (or, if less, the amount realized on its sale) over the option price paid at exercise will generally be taxable ordinary income to the optionee. In such a case, the company will generally receive a deduction equal to the amount of taxable ordinary income to the optionee. If the stock is held beyond such period, any gain or loss realized upon the sale of such stock is treated as long-term capital gain or loss to the optionee and the company will not receive a tax deduction. In addition, subject to certain exceptions for death or disability, if an incentive stock option is exercised more than three months after termination of employment, the exercise of the option will generally be treated as the exercise of a non-statutory stock option.

   The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee unless the optionee disposes of the stock received upon exercise of the option within the same calendar year of exercise.

   Non-statutory Stock Options. A non-statutory stock option results in no taxable income to the optionee or deduction to the company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. A deduction for federal income tax purposes will generally be allowable to the company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee's tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

   Stock Appreciation Rights. The grant of a SAR does not result in income for the grantee or in a deduction for the company. Upon the exercise of a SAR, the grantee recognizes ordinary income and the company is generally entitled to a deduction measured by the fair market value of the shares plus any cash received.

   Restricted Stock. Except as provided in the following sentence, a participant will not recognize any taxable income, and the company will not be allowed a tax deduction, upon the grant of restricted stock; rather, on the date when the restrictions lapse, the grantee will recognize ordinary income equal to the fair market value of the shares on that date. Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the restricted stock, the company is generally entitled to a deduction in an equal amount.

   Stock Unit Awards. A participant will not recognize any taxable income, and the company will not be allowed a tax deduction, upon the grant of stock units. Rather, on the date when cash, shares or a combination thereof are delivered to the grantee, the grantee will recognize ordinary income equal to the amount of any such cash plus the fair market value on that date of any such shares, and the company will generally be entitled to a deduction in an equal amount.

   Limitations on Company's Deductions; Consequences of Change of
Control. Section 162(m) of the Internal Revenue Code limits the amount that the company may deduct for compensation of its chief executive officer and its four other highest-paid executive officers to $1 million per executive per year. However, compensation paid under a shareholder-approved arrangement based upon the achievement of objective performance goals is exempt from this limitation. If the company's stockholders approve the 2001 plan, the compensation attributable to stock options and SARs will be exempt from this limitation, and the company will be entitled to deductions with respect to stock options and SARs as described above. However, the compensation attributable to restricted stock and stock unit awards will not be exempt from this limitation. Therefore, the deduction that the company might otherwise receive with respect to such awards to its top five executive officers may be disallowed. In addition, if a Change of Control causes awards under the 2001 plan to vest as described above, the participants could in some cases be considered to have received "excess parachute payments," which could subject to participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the company's deductions.

   Market Value. On January 31, 2001 the closing price of the company's Class B shares on the New York Stock Exchange Composite Transactions was $35.19 per share as reported in The Wall Street Journal.

   Individuals who will participate in the 2001 Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual options which may be issued under the 2001 Plan or the names or positions of, or respective amounts of the allotments to, any individuals who may participate.

   The Board of Directors believes that the 2001 Plan is in the best interests of the company and its stockholders and recommends a vote FOR the proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

                             STOCKHOLDER PROPOSALS

   Any stockholder who intends to present a proposal at the 2002 annual meeting must deliver the proposal to the Corporate Secretary at Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421, not later than:

  . November 25, 2001, if the proposal is submitted for inclusion in Raytheon's proxy materials for the 2002 meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

  . After the close of business on December 26, 2001 and before the close of business on January 25, 2002, if the proposal is submitted in accordance with Raytheon's by-laws, in which case the company is not required to include the proposal in our proxy materials.

                         STOCKHOLDER PROPOSAL NUMBER 1
                        (Item No. 5 on the proxy card)

   John A. Duggan, 803 Kittering Way, Worcester, MA 01609, beneficial owner of 200 Class A shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

   EXECUTIVE COMPENSATION REVIEW

   "WHEREAS, despite record profitability in the 1990s, U.S. corporations, including Raytheon, have also laid off record number of workers, arguing that cost-cutting is one key to long-term competitiveness and increased profitability;

   "WHEREAS, only 44% of firms that downsized employees saw a rise in operating profits, according to a 1992 study by the American Management Association. The same study found that only 31% of corporate downsizers experienced productivity gains following the layoffs, while 77% experienced deterioration in employee morale;

   "WHEREAS, a 1992 study by the Haas School of Business at the University of California at Berkeley found that firms with the widest pay gaps experienced lower quality products and services. A study published in the Journal of Organizational Behavior found that high levels of executive compensation generated cynicism among white-collar employees;

   "WHEREAS, firms with large pay gaps between CEOs and other executives experience executive turnover at twice the rate of firms with a more equal distribution of pay among executives according to a 2000 study by Notre Dame University (Source: Wall Street Journal, April 6, 2000);

   "WHEREAS, Raytheon has announced the layoffs of more than 18,000 employees between 1998 and 2000;

   "WHEREAS, Raytheon experienced a bitter four week strike by 3,000 unionized workers in 2000;

   "WHEREAS, professional employees of Raytheon expressed concern and frustration at last year's Raytheon annual meeting after learning that CEO Daniel Burnham received a $900,000 bonus in 1999 after informing employees that there would be no bonuses available for them due to the poor performance of the company;

   "WHEREAS, we believe that asking employees to sacrifice, while at the same time rewarding executives sends a mixed message to employees, suppliers and shareholders. We believe that business success over the long term is enhanced when business is viewed as a shared enterprise in which both the rewards and sacrifices are equitably shared among all employees;

   "WHEREAS, we believe that Raytheon's workforce is one of the company's most prized assets and that it is management's responsibility to implement policies and practices that keep the workforce satisfied and productive;

   "RESOLVED, shareholders request that the Board conduct a special executive compensation review. The review shall look for ways to link a portion of executive compensation to measures of employee satisfaction, including consideration of employee surveys and employee turnover data. The results of this review will be summarized in the Compensation Committee's report to shareholders.

Supporting Statement

   Several leading companies, including IBM, Bristol-Myers Squibb and Procter & Gamble consider measures of employee satisfaction in setting executive pay. As shareholders, we are concerned about the long-term effects of continuing layoffs, contentious strikes, and executive pay practices which reward executives with bonuses while at the same time denying bonuses to other employees. In the current tight labor market it is vitally important that Raytheon be a highly desirable place to work. This resolution creates a direct and positive incentive for management to establish Raytheon as a great place to work.

   PLEASE VOTE YES!

   Your Directors recommend a vote AGAINST this proposal.

   The company agrees that executive compensation should be reviewed and in fact does annually review executive compensation. The company also conducts annual external benchmarking using normative data to ensure that executive compensation is competitive with the marketplace. The company therefore believes that conducting an additional special review as proposed by the shareholder would be unnecessary and needlessly costly and time consuming.

   The company's current review involves an evaluation of a number of measures of employee satisfaction, including "turnover data" or the executives progress in improvement in recruiting and retention efforts. In addition, the company deployed a 360-degree feedback tool which provides leader and team evaluation information from peers, subordinates and managers. This 360-degree feedback is an evaluative instrument that the company employs to link a portion of executive compensation to measures of employee satisfaction.

   The company also measures employee satisfaction within the context of determining People Metrics through the use of employee surveys. This survey process began in 1999, and was designed to systematically measure employee opinions and progress toward organizational effectiveness goals. Survey results are one of the quantitative measures Raytheon uses to track improvement and one of the factors contributing to results-based executive compensation decisions.

   The survey process is based on a two-year cycle. In year one of the cycle, a survey is distributed to every employee ("census survey"). In year two of the cycle, scientifically drawn samples of employees are surveyed. The first census survey was conducted in 1999. The total response rate on the 1999 employee census survey was 57%. In 2000, two samples were surveyed, one in July and one in December. A total of 20% of the workforce was sampled in 2000 and the 7% improvement target was exceeded by 3%. In 2001, the second census survey will be conducted. In 2002, quarterly samples (5% per quarter) will be surveyed.

   The objectives of the 1999 census survey were to establish the baseline against which future progress in the area of employee morale would be measured; provide all employees with the opportunity to contribute their opinions systematically and in a way that ensures those opinions become part of the company's formal assessment process; and provide the basis for "fact-based" discussions between leaders and employees about ways to improve the company's business and Raytheon as an employer. The objectives of the sample survey are to monitor the work environment for effective performance, measure progress toward the improvement goal set by the CEO and provide interim measures to businesses to help them assure their local improvement actions are having the desired effect.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 2
                        (Item No. 6 on the proxy card)

   The Sisters of St. Joseph, Nazareth, MI 49074, beneficial owners of 49 Class A shares, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal. We understand that the proposal is being co-sponsored by the following groups:
Mercy Consolidated Asset Management, the Sisters of Mercy of the Americas, the Sisters of the Order of St. Dominic, Mercy Health Services, the School Sisters of Notre Dame and the Benedictine Sisters.

   OFFSETS

   RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

What Are Offsets?

   Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits -- usually jobs or technology -- back to the purchasing country as a condition of sale. The value of offsets sometimes exceeds the weapons' cost.

   Direct offsets transfer purchasing dollar and/or military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

   Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

   U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

Are Offset Agreements Proprietary?

   The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

   The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.


Offset Examples

   In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with the company's bidding on a contract with Israel.

   Between 1993 and 1997 U.S. defense companies entered into new offset agreements valued at $19 billion in support of $35 billion worth of defense contracts. For every dollar a U.S. company received from an arms sale associated with offsets, it returned 54 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade 1999," Commerce Department).

   1997 data shows that 13 U.S. prime military contractors reported 58 new offset agreements valued at $3.85 billion in support of $5.84 billion in export contracts.

Your Directors recommend a vote AGAINST this proposal.

   Raytheon is a global company conducting business in the international marketplace. A portion of the company's international business consists of the sale of military equipment. The company's international sales provide the means for Raytheon to create new jobs and maintain its current labor force. International sales of military equipment and services are made only in strict compliance with U.S. government regulations that control where products may be sold overseas and what products may be exported. The Department of Defense and the Department of State identify countries whose policies are determined to be hostile to American values and prohibits military sales in those countries. Government regulations also impose strict licensing controls on the export of equipment and technology to protect the long-term economic and national security interests of the United States. Raytheon complies with all these U.S. government restrictions and regulations.

   Contractual agreements for offset transactions, such as technology licensing, production sharing or co-marketing, are commonplace in international sales for both commercial and military products. To the extent the company engages in such transactions, it does so only in compliance with U.S. government regulations and as negotiated with the customer. Failure to enter into such arrangements could result in the loss of customers, and could translate into lost jobs and diminished shareholder value. The company believes that robust and bilateral trading leads to job creation at both ends of international transactions and is beneficial to international economic stability and growth. Raytheon's offset arrangements provide the company with a competitive advantage in the international defense market. Competition for defense contracts with foreign governments has grown in recent years due to decreased defense spending and increased reliance on local and regional contractors to fulfill military needs. These factors confirm the company's belief that offset arrangements influence a foreign government's decision to select a defense contractor.

   Under U.S. government regulations, the company is required to report extensive information regarding the export of military products to the Department of State, including specific information with respect to offset transactions. This government regulation is evidenced by the Defense Offsets Disclosure Act of 1999, which requires a description of any offset agreements with respect to foreign military sales or direct commercial sales and establishes a National Commission of government and private sector individuals to review the use of offsets in the defense trade. Information regarding the company's military exports is already adequately disclosed in various reports from the company, the U.S. Defense Department, and the U.S. State Department. In addition, in order to ensure that they are in accordance with, and in furtherance of, our government's foreign policy and our national security, the company's military exports are typically negotiated with extensive participation of the U.S. Defense Department and are reviewed and approved by the U.S. State Department.

   The company understands that some shareholders may wish to know details of the company's military sales contracts with respect to offset transactions. However, much of the information requested is competitively sensitive. In addition, many offset arrangements are subject to confidentiality agreements with the customer. United States law recognizes this fact and affords confidential treatment to information that is reported to the government regarding offset transactions. Publication of such information would put Raytheon at a competitive disadvantage in its business, may breach contractual arrangements and would not be in the best interest of the company or the majority of its shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 3
                        (Item No. 7 on the proxy card)

   The Massachusetts Carpenters Combined Pension Fund, 350 Fordham Road, Wilmington, MA 01887, beneficial owner of 4,900 Raytheon shares, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

   "RESOLVED, that the shareholders of Raytheon Company (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock-option is performance-based if its exercise price is linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company's proxy statement."

Supporting Statement

   As long-term shareholders of the company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, these option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than improved or superior company performance.

   Indexed stock options are options whose exercise price moves with an appropriate market index composed of a company's primary competitors. The resolution requests that the company's Board ensure that future company stock option plans link the option exercise price to an industry performance index associated with the peer group of companies used for stock price comparisons in the company's proxy statement.

   Implementing an indexed stock option plan would mean that our company's participating executives would receive payouts only if the company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exer-cise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

   At present, the company's stock option plan is not indexed to peer group performance standards. Further, our company's stock performance has been significantly below that of its peer group and the S&P 500 since the company's merger with Hughes Electronics Corporation in 1997. An investment of $100 in the company's Class A or B shares in December 1997 was worth only $47.05 or $49.19, respectively, in December 1999.

   As long-term owners, we feel strongly that our company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of indexed stock option plans. We urge your support for this important govern-ance reform.

Your Directors recommend a vote AGAINST this proposal.

   Stock Options are an important retention tool at Raytheon. Stock options are considered a form of long-term variable pay. Exempt employees, who have demonstrated extremely high performance or greater long-term potential, are eligible to participate in the Stock Option Program.

   While the Stock Option Program is not an indexed option program, Raytheon's Long-term Achievement Plan (LTAP) awarded to senior leadership of the corporation is based on stock appreciation. The current plan awards performance that results in the attainment of growth in the appreciation of the value of Raytheon stock using performance based options. Specifically, when the stock price reaches the predefined growth level (20% compounded) and is sustained for a period of 20 trading days, one third of the options vest. Similarly, the second third would become exercisable upon attaining an additional twenty percent growth with the final third becoming exercisable after the attainment of an additional twenty percent growth in the price of Raytheon's Class B shares. This program is designed to ensure that executives are not rewarded for stock price increases due solely to a general stock market rise, rather that they are rewarded for improved company performance that is sustained over time.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 4
                        (Item No. 8 on the proxy card)

   John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, beneficial owner of 50 Class A shares and 3 Class B shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

ADOPT RESOLUTION THAT WON 60% OF SHAREHOLDER VOTE: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

   John Chevedden, Calif., Raytheon shareholder, submits this proposal for shareholder approval.

   RESOLVED:

   ADOPT RESOLUTION THAT WON 60% OF SHAREHOLDER VOTE: ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR WITH A MAJORITY OF INDEPENDENT DIRECTORS.

   Raytheon shareholders request the Board of Directors take all necessary steps to enact this resolution. This includes that less frequent than annual election of the entire board be voted as a separate resolution. (Unexpired terms of directors not affected.)

WHY ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR?

   To make Raytheon more competitive at the highest corporate level--where it will have great impact to improve Raytheon's performance.

   Raytheon has the dubious distinction of posting some of the lowest scores in key performance measures in Aviation Week's Competitive Index.
     Aviation Week May 31, 1999

Raytheon suffers from:
  . $638 million write-off
  . $600 million shortfall in revenue
  . Lower growth estimates

The stock price fall was a massacre -- 40%.
     Aviation Week Oct. 18, 1999

40% DROP IS A SHAREHOLDER LOSS OF OVER $4 BILLION.

Raytheon stock is trading at 33% of its former peak. We estimate a slow recovery.
     ValueLine June 30, 2000

 .  Edward Jones analyst Bill Fiala said "It doesn't get much uglier."
   Raytheon's disclosures concern "areas that are the bread and butter of Raytheon."
 .  JSA analyst Paul Nisbet said, "The credibility has gone to near-zero, and its going to be a long time before its back."
     Boston Globe Oct. 13, 1999

Retired Chairman Dennis Picard will remain on Raytheon's board.
     Wall Street Journal April 29, 1999

   The combination of Raytheon's classified board and poison pill entrenches management and lessens management's incentive to improve company performance. This combination is a formidable defense against takeover overtures. In order to repeal the company's poison pill and complete an acquisition, a shareholder group must win all board seats up for election at 2 consecutive annual meetings.

   This proposal won the challenge of management's $269-million law firm and won increased shareholder support in achieving 60% shareholder approval at the 2000 annual meeting.

   Annual election of directors will encourage an independent and competitive Raytheon board for effective oversight of management.

   The best boards continue to raise the bar, said Business Week, Dec. 8, 1997 --

              ADOPT RESOLUTION THAT WON 60% OF SHAREHOLDER VOTE:
                 ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR
                                   YES ON 8

Your Directors recommend a vote AGAINST this proposal.

   The company's current system of electing directors by classes was originally approved by Raytheon shareholders in 1985. Under this method, as provided in the company's Restated Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareholders.

   The same proponent has presented a proposal to eliminate the classified Board in each of the last three years. The Board disagrees with the proponent's contention that our Board is not currently independent. In fact, eleven of the fourteen directors on our current Board are independent and the Board has taken steps to maintain such independence by adopting a set of Corporate Governance guidelines, described on page 7 of this proxy statement, which state that a substantial majority of the Board should be comprised of independent directors.

   The Board of Directors has again reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that the classified Board best serves the company and its shareholders.

   With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced since generally two thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the company. This enables the directors to build on past experience and plan for a reasonable period into the future.

   The Board believes that directors elected to a classified Board are no less accountable to shareowners than they would be if all directors were elected annually. Since one-third of the directors must stand for election each year, the shareowners have the opportunity annually to vote against management. The Board addresses many important issues during the year and it disagrees with any suggestion that its attention to these issues is in any way affected by the timing of elections.

   In addition, our classified Board structure provides the additional benefit of reducing the likelihood of a sudden, unsolicited and possibly disadvantageous takeover of the company without prior discussions with the Board. If a hostile acquiror cannot circumvent negotiations with the Board, the Board has the ability to evaluate potential takeover offers, seek alternatives to unacceptable proposals and negotiate to achieve the best possible outcome for shareholders. While the classified Board does not preclude a successful takeover offer, the Board of Directors believes that it enhances the Board's ability to negotiate favorable terms and thereby provide share-holders with the best value in the event the shareholders decide that such a takeover is beneficial.

   Finally, adoption of this proposal would not automatically result in the elimination of the classified Board. Further action by shareholders is required to amend the Certificate of Incorporation and By-laws. In order to amend these documents, a majority vote of the outstanding Class A shares and the Class B shares would be required. Furthermore, under Delaware law, the Certificate of Incorporation can only be amended following a recommendation of the Board of Directors prior to submission to shareholders. While the Board, consistent with its fiduciary duties, would consider such an amendment, for the foregoing reasons the Board does not currently believe that such an amendment would be in the best interest of the company or its shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 5
                        (Item No. 9 on the proxy card)

   John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA, 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, beneficial owners of 127 Class A shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

         ADOPT THE PROPOSAL THAT WON 60% SHAREHOLDER APPROVAL IN 2000:
                SHAREHOLDER OPPORTUNITY TO VOTE ON POISON PILLS

   RESOLVED:

SHAREHOLDER OPPORTUNITY TO VOTE ON POISON PILLS

   Recommend the company not adopt or maintain any poison pill designed to block the acquisition of stock in excess of a specified amount: UNLESS such plan or agreement has been previously approved by a majority shareholder vote. This includes, but is not limited to the poison pill that was adopted by the Company in 1997.

   SUPPORTING STATEMENT:

Why submit the Raytheon poison pill to a shareholder vote?

 . Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders. Nell Minow and Robert Monks in their book, Power and Accountability

 . Shareholder right to vote on poison pill resolutions achieved 60% APPROVAL from shareholders in 1999. Investor Responsibility Research Center's Corporate Governance Bulletin, April-June 1999

 . The Council of Institutional Investors (www.cii.org) recommends shareholder approval of all poison pills.

 . The Council of Institutional Investors also recommends that companies adopt proposals that win a majority shareholder vote as this proposal did (60%).

   Improvement at the highest corporate level can have significant impact.

                    To increase shareholder value vote yes:
         ADOPT THE PROPOSAL THAT WON 60% SHAREHOLDER APPROVAL IN 2000:
                SHAREHOLDER OPPORTUNITY TO VOTE ON POISON PILLS
                                   YES ON 9

Your Directors recommend a vote AGAINST this proposal.

   The same proponent has presented a proposal to change the company's shareholder rights plan in each of the last two years. The Board of Directors has again reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that the current shareholder rights plan best serves the company and its shareholders.

   The company's shareholder rights plan is designed to protect shareholders in the event of certain unsolicited attempts to acquire control of the company, including a partial or two-tier tender offer that fails to treat all shareholders equally, a "creeping acquisition" of the company by the purchase of stock on the open market and other acquisition tactics that the Board believes are unfair to the company's shareholders and are not in their best interests. Plans similar to the company's plan have been adopted by a majority of the companies included in the S&P 500 Stock Index.

   A major function of the rights plan is to give the Board a greater period of time within which it can properly evaluate an acquisition offer. A second major function of the plan is to induce a bidder for the company to negotiate with the Board and thus strengthen the Board's bargaining position vis-a-vis the bidder. The plan thus enables the Board, as elected representatives of the shareholders, to better protect and further the interests of shareholders in the event of an acquisition proposal. The Board gains the opportunity and additional time to determine if an offer reflects the full value of the company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

   The Board's fiduciary duty to shareholders dictates that it evaluate the merits of each and every acquisition presented to the Board and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. Redeeming the rights would remove an important tool that the Board should have for the protection of shareholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

   Although some would contend that shareholder rights plans inhibit realization of shareholder value, research indicates that having a rights plan accomplishes the stated goal of maximizing shareholder value, while not having a rights plan may in fact undercut this goal. A 1994 study by two University of Rochester economists concluded that rights plans are reliably associated with higher premiums for selling shareholders and that antitakeover measures increase the bargaining position of target firms.

   A 1997 study published by Georgeson & Company determined that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period from 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

   The Board believes that the company's rights plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the company at a fair price. Instead, the plan strengthens the Board's ability, in the exercise of its fiduciary duties, to protect and maximize the value of shareholders' investment in the company in the event of an attempt to acquire control of the company. As such, the plan would not affect any takeover proposal the Board believes to be in the best interests of shareholders. The overriding objective of the Board remains the preservation and the maximization of the company's value for all shareholders.

   The Board of Directors recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

                         STOCKHOLDER PROPOSAL NUMBER 6
                        (Item No. 10 on the proxy card)

   The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, New York 10017-4594, the beneficial owner of 100 Raytheon shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

                ENDORSEMENT OF THE CERES PRINCIPLES FOR PUBLIC
                         ENVIRONMENTAL ACCOUNTABILITY

   WHEREAS:

   Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

   The integrity, utility, and comparability of environmental disclosure depends on using a common format, credible metrics, and a set of a generally accepted environmental disclosure standards. This will enable investors to assess environmental progress within and across industries.

   The Coalition for Environmentally Responsible Economies (CERES)--a ten-year partnership between large investors, environmental groups, and corporations-- has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative (GRI). The GRI Guidelines for standardizing environmental disclosure worldwide were pilot tested by 20 companies last year.

   Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standards for environmental reporting. That standard is set by the endorsing companies together with CERES.

   The CERES Principles and the CERES Report have been adopted by leading firms in various industries: American Airlines, Arizona Public Services, Bank America, Baxter International, Bethlehem Steel, Coca-Cola, Ford, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

   We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700/www.ceres.org).

  RESOLVED:

   Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

  SUPPORTING STATEMENT:

   Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance are indicators of prudent foresight exercised by its management.

   Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, it is a reasonable, widely-accepted step for any company to endorse those principles if it wishes to demonstrate its seriousness about superior environmental performance.

   Your vote FOR this resolution serves the best interests of our Company and its shareholders.

Your Directors recommend a vote AGAINST this proposal.

   The company is committed at all levels of management to operating its business in an environmentally responsible manner, and has a pro-active approach of efficiently and economically integrating its environmental principles into the operations of the company. The company shares the proponent's concern for a healthy planet and is working toward the environmental goals the proponent espouses.

   The company agrees that responsible implementation of its environmental principles, increases long-term shareholder value. Many organizations, including government agencies, trade associations, and privately and publicly funded groups advance the same ultimate goal, but each with its own focus or set of priorities to which they would ask us to adhere. Your Directors believe the company will best benefit society by staying focused on its demonstrated course of environmental performance improvement, rather than trying to keep up with and accommodate the ever-changing agendas of these various groups. In the highly competitive environment in which the company operates, it prefers to focus its resources on substantive performance rather than generating additional reports. Accordingly, your Directors do not think it is in the company's interest to conform to the particular set of principles and reporting format advocated by the proponent.

   The company recognizes the value of communicating its environmental programs and achievements, and since 1996, has periodically distributed an EHS Stewardship Report to stockholders and other interested parties. Independent experts have validated this report. Coopers and Lybrand validated our 1997 Stewardship Report for the collection, compilation, and validation of the information in the report. Our 1999 Stewardship Report contains an assertion from Arthur D. Little that our EHS audit program is consistent with, and in several instances exceeds, industry practices. After comparing the scope of our report and the CERES recommendations, the company feels that reiterating similar information in a different format is not a value-added activity. Like most large corporations, the company is under constant pressure to streamline its operations and reduce costs, and management feels that our shareholders and the public are better served if the company devotes its resources towards the integration of our environmental, health & safety ("EHS") principles into our processes, products and services.

   Over the years, the company has visibly demonstrated its commitment to achieving high standards of environmental quality and to providing a safe and healthful workplace for our employees, contractors and communities. Our commitment to EHS quality is reflected at all levels of the corporation. Our EHS principles are an integral part of our business agenda, making them fundamental to our operations and our way of doing business. The company's management continually encourages all stakeholders to measure the company by its results. Considering the growth of the company since 1987, we have reduced our level of reportable releases to the environment by over 96% and hazardous waste by over 70%. Over 80% of the company's hazardous waste is recycled, treated, or incinerated; only 20% is landfilled. Further, our recycling efforts have diverted 21 million pounds of solid waste from disposal while, at the same time, saving the company several million dollars each year.

   One of the company's cornerstone values is respect for employees. Employee injuries have been reduced over 70% since 1993. In the last 3 years, our safety programs have prevented approximately 1800 injuries. A safer workplace embodies the company's aspiration to be an employer of choice and provides employees with a greater awareness of safe work practices for use in both their work and home environment. All levels of management regularly review the progress of our EHS programs and are actively involved in their advancement.

   The precepts behind the CERES principles are manifested in our operational policies and procedures. The company has demonstrated this commitment with aggressive programs to prevent pollution, reduce waste, promote recycling, and conduct environmental, health and safety audits of all operating locations, ensuring a pro-active approach which goes beyond merely complying with applicable laws and regulations.

   Our EHS audit program, which has been in place since 1988, was further enhanced in 1998 with the addition of a formalized rating system and publication of clear EHS performance expectations that move beyond compliance in selected areas. The rating system and audit results receive CEO level attention and oversight. Audits are performed with teams comprised of corporate EHS staff and EHS personnel from other operating locations.

   Our EHS commitment is further illustrated through a variety of recent communications including a CEO video on safety in the workplace, reference guides for both leaders and employees, and quarterly EHS performance reports to company business executives. Relative safety and environmental performance is published and posted quarterly at all company locations. In addition, the company has instituted a comprehensive EHS management system that is intranet based. The website is a resource for use by our EHS professionals worldwide and includes company EHS policies, best practices, and training programs.

   Raytheon has been working hard to integrate environmental and safety concerns into its design and manufacturing processes. This effort, called Design for the Environment, seeks to proactively eliminate or minimize hazardous materials and safety hazards at the source during design and development activities, rather than trying to manage undesirable effects downstream. Over the last seven years, Raytheon has been working with the DOD to develop and implement environmentally superior materials and processes. We have won two awards from DOD for our successful work in this area. We continue to be an active participant and supporter of pollution prevention.

   In 2000 our EHS programs received over 50 instances of favorable recognition by government, industry, and environmentalists. A few examples of such recognition include: the City of El Segundo, CA Recycling Award to our El Segundo, CA operation; the Pima Association of Government Travel Reduction Award for Commuter Programs to our Tucson, AZ operation; and the DOE Energy Award for energy conservation at our Andros Island operation.

   In 2000 the company received the Partnership Award for Massachusetts Corporate Wetland Restoration from Coastal America "in appreciation for corporate leadership in establishing the Massachusetts Watershed Initiative and strengthening community stewardship of watershed ecosystems." The company continues to commit financial and human resources to this national model.

   In the Fort Worth, Texas area, the company actively promotes environmental awareness and education within the local school system and was presented with the "Environmental Vision" award by the Fort Worth Clean City organization for demonstrating its commitment to advancing environmental awareness among school children.

   These are just a few examples of the company's many EHS efforts. More information can be found in the company's most recent EHS Stewardship Report, which is available directly from the company or on its Internet site at www.raytheon.com

   In addition to receiving external recognition for its EHS accomplishments, the company has instituted several programs to provide recognition within the company. These programs encourage EHS excellence and innovation. Company locations that receive an "A" on their EHS audit or that achieve an injury rate below 1.0 are recognized with plaques. In 1999, the company initiated annual EHS Leadership Awards to recognize teams or facilities that meet exacting standards of EHS performance or who develop innovative solutions to EHS issues.

   A consistent practice among our company operations is to raise awareness and support local environmental efforts. In 2000, we conducted over 86 outreach activities focused at supporting local EHS community programs and organizations. A few examples of such efforts are as follows:

 . Support civic programs, such as the Wildlife Habitat Council efforts in Falls Church, VA and Portsmouth, RI. In Portsmouth, RI the Company has established an interpretive nature trail for use by employees, the general public and other school and civic groups. Rare old growth forest species have been identified and inventoried in conjunction with local universities. Numerous wildlife habitat enhancement projects have been completed including nesting boxes, species inventories, butterfly gardens etc.

 . Mentor local organizations on EHS programs, such as the program in Sherman, TX where a team of Raytheon employees proposed a recycling program that was subsequently adopted by the city council, and in Arlington, TX, where employees provided their expertise on reviewing fire & safety issues associated with building construction.

 .  Assist community beautification programs, such as the effort in Santa
   Barbara, CA where employees volunteered to clean up local beaches and identify storm drains so as to raise awareness among local residents.

   The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                                 OTHER MATTERS

   Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card(s) sent to you in the envelope provided. No postage is required for mailing in the United States.

   The company's 2000 annual report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

                                          By Order of the Board of Directors,

                                          /s/ John W. Kapples
                                          John W. Kapples
                                          Secretary

Lexington, Massachusetts
March 26, 2001

                                                                     Appendix A

                               RAYTHEON COMPANY

                            AUDIT COMMITTEE CHARTER

   The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance Committee.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

   The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

 3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

 4. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

 5. Review with management and the independent auditor the Company's quarterly financial results prior to the filing of the Company's Form 10-Q.

 6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

 7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

 8. Approve the fees to be paid to the independent auditor.

 9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

     (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

     (b) Any changes required in the planned scope of the internal audit.

     (c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                                                     Appendix B

                           CERTIFICATE OF AMENDMENT
                      OF CERTIFICATE OF INCORPORATION OF
                               RAYTHEON COMPANY

   Raytheon Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

   DOES HEREBY CERTIFY:

   FIRST: That at a regular meeting of the members of the board of directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

   RESOLVED, that, accordingly, upon approval by the requisite vote of the holders of each of the Class A and Class B Common Stock and the filing of the requisite certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, Section 1 of Article IV of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

     Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV, and including, without limitation, those in Section 2(b)(iii) of Article IV relating to the treatment of the shares of Class A Common Stock and Class B Common Stock in the case of any split, subdivision, combination or reclassification, and those in Section 2(b)(vi) of Article IV relating to the identical rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Class A Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one-twentieth (1/20th) of a fully-paid and nonassessable share of Class A Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 20 shares of Class A Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall, as may be determined by the Chief Financial Officer of the Corporation, either (1) arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear, or (2) pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.

     Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of Article IV, and including, without limitation, those in Section 2(b)(iii) of Article IV relating to the treatment of the shares of Class A Common Stock and Class B Common Stock in the case of any split, subdivision, combination or reclassification, and those in Section 2(b)(vi) of Article IV relating to the identical rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Class B Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one-twentieth (1/20th) of a fully-paid and nonassessable share of Class B Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the

  Corporation, provided that no fractional shares shall be issued to any holder of fewer than 20 shares of Class B Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall, as may be determined by the Chief Financial Officer of the Corporation, either (1) arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear, or (2) pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.

     The Corporation is authorized to issue 272,500,000 shares of capital stock of which (a) 72,500,000 shares shall be shares of Common Stock $.01 par value per share ("Common Stock"), and which shares of Common Stock shall be divided into two classes, 22,500,000 shares of Common Stock shall be shares of Class A Common Stock ("Class A Common Stock") and 50,00,000 shares of Common Stock shall be shares of Class B Common Stock ("Class B Common Stock"), and (b) 200,000,000 shares shall be shares of Preferred Stock $.01 par value per share ("Preferred Stock").

   SECOND: That at the annual meeting of stockholders, said amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, Raytheon Company has caused this certificate to be
signed by its Vice President this   day of [   ], 2001.

                                          By: _________________________________
                                             Name:
                                             Title:

                           CERTIFICATE OF AMENDMENT
                      OF CERTIFICATE OF INCORPORATION OF
                               RAYTHEON COMPANY

   Raytheon Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

   DOES HEREBY CERTIFY:

   FIRST: That at a regular meeting of the members of the board of directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

   RESOLVED, that, accordingly, upon approval by the requisite vote of the holders of each of the Class A and Class B Common Stock and the filing of the requisite certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, immediately following completion of the Reverse Stock Split, Section 1 of Article IV of the Corporation's Articles of Incorporation be amended to read in its entirety as follows:

     Without regard to any other provision of these Articles of Incorporation (including, without limitation, all of the provisions of Article IV, and including, without limitation, those in Section 2(b)(iii) of Article IV relating to the treatment of the shares of Class A Common Stock and Class B Common Stock in the case of any split, subdivision, combination or reclassification, and those in Section 2(b)(vi) of Article IV relating to the identical rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Class A Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into twenty (20) fully-paid and nonassessable shares of Class A Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 20 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

     Without regard to any other provision of these Articles of Incorporation (including, without limitation, all of the provisions of Article IV, and including, without limitation, those in Section 2(b)(iii) of Article IV relating to the treatment of the shares of Class A Common Stock and Class B Common Stock in the case of any split, subdivision, combination or reclassification, and those in Section 2(b)(vi) of Article IV relating to the identical rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock, all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Class B Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into twenty (20) fully-paid and nonassessable shares of Class B Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 20 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

     The Corporation is authorized to issue 1,650,000,000 shares of capital stock of which (a) 1,450,000,000 shares shall be shares of Common Stock $.01 par value per share ("Common Stock"), and which shares of

  Common Stock shall be divided into two classes, 450,000,000 shares of Common Stock shall be shares of Class A Common Stock ("Class A Common Stock") and 1,000,000,000 shares of Common Stock shall be shares of Class B Common Stock ("Class B Common Stock"), and (b) 200,000,000 shares shall be shares of Preferred Stock $.01 par value per share ("Preferred Stock").

   SECOND: That at the annual meeting of stockholders, said amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, Raytheon Company has caused this certificate to be
signed by its Vice President this   day of [   ], 2001.

                                          By: _________________________________
                                             Name:
                                             Title:

                                                                     Appendix C

                          MORGAN STANLEY DEAN WITTER
                                 1585 BROADWAY
                           NEW YORK, NEW YORK 10036
                                (212) 761-4000

                                                  January 23, 2001

Board of Directors
Raytheon Corporation
141 Spring Street
Lexington, MA 02421-9107

To the Board of Directors:

   We understand that Raytheon Company ("Raytheon" or the "Company") proposes to amend its Restated Certificate of Incorporation, dated February 11, 1998 (the "Certificate of Incorporation"), pursuant to amendments, substantially in the form of the draft dated January 23, 2001 (the "Amendment"). Pursuant to the Amendment, Raytheon proposes to undertake a reclassification of its Class A Common Stock, par value $0.01 per share (the "Class A Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Stock"), into a single class of Raytheon Common Stock, par value $0.01 per share (the "New Common Stock"), whereby each outstanding share of Class A Stock and Class B Stock will be exchanged for one share (the "Exchange Ratio") of New Common Stock (the "Reclassification").

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Amendment is fair from a financial point of view to the holders of shares of Class A Stock and to the holders of Class B Stock.

   For the purposes of the opinion set forth herein, we have:

     (i) reviewed the reported prices and trading activity for the Class A Stock and the Class B Stock;

     (ii) discussed with management the rationale for the Reclassification and for the original creation of a dual class structure and certain information related thereto;

     (iii) compared the financial performance of the Company and the prices and trading activity of the Class A Stock and the Class B Stock with that of other comparable publicly traded companies with dual classes of stock;

     (iv) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     (v) reviewed the Articles of Incorporation, the draft Amendment and certain related documents; and

     (vi) conducted such other analyses and considered such other factors as we deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. In addition, we have assumed that the Reclassification will be consummated in accordance with the terms set forth in the draft Amendment. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial advisor to the Board of Directors of Raytheon in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Raytheon and have received fees for the rendering of these services.

   It should be understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of such opinion letter may be included in its entirety, if required, in any filing made by Raytheon in respect of the transaction with the Securities and Exchange Commission. It should further be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute an opinion as to the prices at which the New Common Stock, Class A Stock and Class B Stock of Raytheon will actually trade at any time and our opinion does not address the relative fairness of the consideration to be received among such classes of stock. Furthermore, our opinion does not address the relative merits of the Amendment compared to other business strategies being considered by, or available to, the Company's Board of Directors, nor does it address the Board's decision to proceed with the adoption of the Reclassification. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Amendment.

   Based on and subject to the foregoing we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Amendment is fair from a financial point of view to the holders of shares of Class A Stock and to the holders of Class B Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                   /s/ Richard W. Swift
                                          By: _________________________________
                                             Richard W. Swift
                                             Managing Director

                                                                     Appendix D

                           CERTIFICATE OF AMENDMENT
                      OF CERTIFICATE OF INCORPORATION OF
                               RAYTHEON COMPANY

   Raytheon Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

   DOES HEREBY CERTIFY:

   FIRST: That at a regular meeting of the members of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

   RESOLVED, that, upon approval of the stockholders of the Corporation, the following changes (the "Charter Amendments") be made to the Corporation's Certificate of Incorporation:

   Section 1 of Article IV shall be amended to read in its entirety as follows:

     Each share of Class A Common Stock, par value $.01, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into 1 fully paid and nonassessable share of Common Stock (as defined below) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

     Each share of Class B Common Stock, par value $.01, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into 1 fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

     The Corporation is authorized to issue 1,650,000,000 shares of capital stock of which (a) 1,450,000,000 shares shall be shares of Common Stock $.01 par value per share ("Common Stock") and (b) 200,000,000 shares shall be shares of Preferred Stock $.01 par value per share ("Preferred Stock").

   Section 2 of Article IV be amended to read in its entirety as follows:

     Common Stock. Except as provided herein, as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, in each case acting by such vote as required under applicable law (or by such greater vote than would be required under applicable law as may be set forth herein or in the By-laws of the Corporation). Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class on all matters to be voted on by the Corporation's stockholders.

     Subject to the rights of the holders of any class or series of outstanding Preferred Stock and subject to any other provisions hereof and applicable law, holders of Common Stock will be entitled to dividends and such other distributions in cash, securities or property of the Corporation as may be declared thereon by the Corporation's Board of Directors, out of funds legally available therefor, whether payable in cash, property or securities of the Corporation

   Section 3 of Article VI be amended to read in its entirety as follows:

     Vacancies and newly created directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, (i) vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, and not by the stockholders and (ii) newly created directorships resulting from any increase in the number of directors after the adoption of a resolution by a majority of the Whole Board in accordance with Section 1 of this
  Article VI shall be filled by the affirmative vote of the holders of Common Stock, voting in accordance with the provisions of Section 2 of Article IV. Any director appointed in accordance with clause (i) of the preceding sentence shall hold office until the next annual or special meeting of stockholders and until such director's successor shall have been duly elected and qualified. Any director elected in accordance with clause (ii) of the preceding sentence shall hold office for the remainder of the full term of the class of director in which the new directorship was created and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

   Section 4 of Article VI be amended to read in its entirety as follows:

     Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of the shares of Common Stock, voting in accordance with the provisions of Section 2 of Article IV.

   Article VII be amended to read in its entirety as follows:

     By-laws. The By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of the shares of Common Stock voting in accordance with the provisions of Section 2 of Article IV; provided, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

   SECOND: That at the annual meeting of stockholders, said amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

   IN WITNESS WHEREOF, Raytheon Company has caused this certificate to be
signed by its Vice President this   day of [   ], 2001.

                                          By: _________________________________
                                             Name:
                                             Title:

                                                                     Appendix E

                                   RAYTHEON
                                2001 STOCK PLAN

                                   ARTICLE I

   1. Plan Name. This plan shall be known as the Raytheon 2001 Stock Plan.

                                  ARTICLE II

   2. Purpose. This Plan is intended to encourage ownership of Stock by key employees of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company's business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

                                  ARTICLE III

   3. Effective Date; Term. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the stockholders as required by law. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                                  ARTICLE IV

   4. Definitions. As used in the Plan, the following terms have the following meanings:

   4.1 Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

   4.2 Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

   4.3 Board means the Board of Directors of the Company.

   4.4 Cause means, for purposes of this Plan: (i) the Participant's intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company; (ii) the Participant's fraud, dishonesty or other deliberate injury to the Company in the performance of his or her duties on behalf of, or for, the Company; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (iv) the Participant's material breach of his or her employment or engagement agreement, if any; or (v) the Participant's breach of any material provision of the Participant's Grant Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered "willful" unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person's action or omission was in the best interest of the Company.

   4.5 Change in Corporate Control means:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of
  Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition by any corporation pursuant to a transaction that complies with Sections 4.5(a)(i), 4.5(c)(ii) and 4.5(c)(iii).

     (b) Individuals who, as of April 1, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

       i. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination,

       ii. all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immedi-ately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

       iii. no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

       iv. at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

     (c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

   4.6 Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

   4.7 Committee means the Management Development and Compensation Committee
(MDCC) of the Company's Board of Directors, consisting exclusively of directors who at the relevant time are "outside directors" within the meaning of (S)162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

   4.8 Company means Raytheon Company, a Delaware corporation.

   4.9 Company Officer means the Chairman of the Board, the President, and any Executive Vice President, Senior Vice President or Vice President (elected or appointed) of the Company.

   4.10 Director means a member of the Board of Directors of Raytheon Company.

   4.11 Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.

   4.12 Grant Agreement means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Grant Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

   4.13 Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.

   4.14 Immediate Family means any child, stepchild, grandchild, parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

   4.15 Incentive Stock Option or "ISO" means an Option grant that is intended to meet the requirements of Section 422 of the Code.

   4.16 Medical Leave of Absence means a leave of absence for medical reasons approved in writing by the Company's disability management group which will terminate as of the earlier of the date the Participant is found by the disability management group to be no longer disabled or the date the employee is terminated from employment in accordance with Company policy.

   4.17 Non-Statutory Stock Option or "NSO" means an Option grant that is not intended to be an Incentive Stock Option.

   4.18 Option means an option to purchase shares of the Stock granted under the Plan.

   4.19 Optionee means a person eligible to receive an Option, as provided in
Section 8.1, to whom an Options shall have been granted under the Plan.

   4.20 Option Period means such period (not to exceed ten (10) years from the granting of an ISO) from the Grant Date to the date on which the option expires as may be determined by the Committee and set forth in the Grant Agreement.

   4.21 Option Price means the price paid by an Optionee for an Option under this Plan.

   4.22 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

   4.23 Participant means a director, officer, employee or consultant who is granted an Award under the Plan.

   4.24 Personal Leave of Absence means a leave of absence for personal reasons for a period of no more than one year approved in writing by the Senior Vice President, Human Resources, or his delegate.

   4.25 Plan means this Raytheon 2001 Stock Plan.

   4.26 Plan Year means the Calendar Year, except that the first Plan Year shall commence on the Effective Date, as described in Section 3 and shall end on the December 31 first following the Effective Date.

   4.27 Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

   4.28 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article XI of the Plan.

   4.29 Retirement means, for purposes of this Plan, the Termination of Service with the Company, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.

   4.30 SAR means a stock appreciation right, as awarded under Article X.

   4.31 Stock means the common stock, $0.01 par value, of the Company, provided that, in the event the Company has outstanding Class A and Class B common stock, Stock means the Class B common stock.

   4.32 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the date of grant (unless the Committee provides otherwise in the Grant Agreement), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company's assets. Stock Units are awarded under Article XI.

   4.33 Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director by a non-employee Director. For purposes of maintaining a Participant's continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.

   4.34 Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award are subject to a risk of forfeiture.

                                   ARTICLE V

   5. Stock Subject to the Plan.

   5.1 Shares of Stock in an amount to be determined by the Committee but not to exceed twenty-eight million (28,000,000) shares of Stock, shall be subject to Award under the Plan. The Company shall reserve such number of shares of Stock for Awards under the Plan, subject to adjustments as provided in Article XII of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares of Stock without the delivery of such shares or other consideration, the shares of Stock subject to such Award shall thereafter be available for further Awards under the Plan. Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock, or shares of Stock that have been reacquired by the Company.

   5.2 Subject to adjustments as provided in Article XII, The maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or canceled.

   5.3 Subject to adjustments as provided in Article XII, the maximum number of shares of Stock subject to Award as incentive stock options shall be limited to fourteen million (14,000,000) shares, and the number of restricted shares released from a substantial risk of forfeiture shall not exceed five million six hundred thousand (5,600,000).


                                  ARTICLE VI

   6. Proceeds. The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

                                  ARTICLE VII

   7. Administration.

   7.1 General. The Plan shall be administered by the Committee. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

   7.2 Procedure. The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee. Members of the Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of an Award to him or her.

   7.3 Duties. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee's sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant's Termination of Service or death.

   Notwithstanding any other provision in the Plan to the contrary, except with respect to Awards of Incentive Stock Options (ISO's), the Committee may, at any time prior to the exercise, lapse of restrictions or expiration of an Award, permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.

   7.4 Delegation of Authority to Grant Awards. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee's authority and duties with respect to granting Awards, provided such delegation is in writing and maintained in the Company's records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.

   7.5 Limited Liability. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

   7.6 Indemnification. To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Committee shall be indemnified by the Company in respect of all their activities under the Plan, provided that such indemnity shall not apply to willful acts of misconduct.

   7.7 Effect of Committee's Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company, and their respective successors in interest.

                                 ARTICLE VIII

   8. Eligibility and Participation

   8.1 Eligibility. Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

   8.2 Participation. An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, as evidenced by a Grant Agreement executed by the Company and the Participant and shall no longer be a Participant when all Awards to a Participant have been completed, terminated or otherwise disposed of.


                                  ARTICLE IX

   9. Stock Options

   9.1 General. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISO's or NSO's. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

   9.2 Time of Granting Options. The granting of an Option shall take place at the time specified in writing by the Committee.

   9.3 Grant of Option. The grant of an Option shall be evidenced by a Grant Agreement, executed by the Company and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Grant Agreement.

   9.4 Price. The price per share of Stock payable upon the exercise of each Option (the "Exercise Price") shall be set forth in the Grant Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

   9.5 Terms of Options. The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an ISO be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby, the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option.

   9.6 Restrictions on Incentive Stock Options. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

     (a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan's adoption by the Board of Directors or approval by the Company's shareholders.

     (b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

     (c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISO's first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSO's. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.

     (d) Participant. ISO's shall only be issued to employees of the Company or a Related Corporation.

     (e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant's right to exercise the other.

     (f) Designation. No option shall be an ISO unless so designated by the Committee at the time of grant or in the Grant Agreement evidencing such Option.

     (g) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine is appropriate from time to time.

   9.7 Exercisability.

     (a) Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant's guardian or legal representative. Unless specified to the contrary herein or in the applicable Grant Agreement, Options cannot be exercised by a Participant subsequent to his or her Termination of Service.

     (b) An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.

     (c) Except as otherwise provided by the Committee in the applicable Grant Award or otherwise, each Option shall terminate and may no longer be exercised if the Optionee ceases to perform services for the Company or an Affiliate in accordance with the following:

       (i) If an Optionee ceases to be an active employee, consultant or non-employee Director of the Company or any Affiliate other than by reason of death or retirement, absent in any case a determination by the Committee to the contrary, any Options which were exercisable by the Optionee on the date of cessation of active employment may be exercised no later that the earlier of (a) the expiration date of the Option or (b) the respective periods listed below. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after cessation of employment with the Company or a Related Corporation, such Option will be treated as a Non-Statutory Stock Option pursuant to Section 422 of the Code. The respective periods following cessation of active employment in which exercisable Options may be exercised are as follows:

                                                             Period Following
                                                                Last Day of
                                                             Active Employment
                                                               Within Which
      Reason for Cessation                                     Option May Be
      of Active Employment                                       Exercised
      --------------------                                   -----------------
      Medical Leave of Absence                               During such leave

      Discharge for Cause or other severance of employment   None
       determined by Committee to warrant termination of
       option

      Layoff or other involuntary termination without Cause  Three Years

      Voluntary termination (non-retirement)                 Three Months

       (ii) If an Optionee's employment terminates because of death, the Options shall be fully vested automatically without regard to whether any applicable vesting requirements in the Grant Agreement have been fulfilled, and the Options may be exercised at any time before the expiration date, but only by the Optionee's estate or by the person(s) who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee.

       (iii) If an Optionee's employment terminates because of Retirement, any Options which were issued at least one year prior to the date of termination of employment will vest in accordance with the Vesting Period specified in the Grant Agreement and may be exercised any time before their expiration date, provided such Options are exercisable as of the exercise date. Notwithstanding the foregoing, in the event an Optionee fails to exercise an Incentive Stock Option within three months after the date of his or her retirement, such Option will be treated as a Non-Statutory Stock Option.

     (d) The Option may not be exercised for more shares (subject to adjustment as provided in Section 12.1) after the Participant's termination of employment or engagement, or cessation of service as a director or the Participant's death, as the case may be, than the Participant was entitled to purchase thereunder at the time of the Participant's termination of employment or engagement or death.

   9.8 Exercise of Option. An Option may be exercised only by giving written notice, in the manner provided in Section 15.9 hereof, specifying the number of shares as to which the Option is being exercised, accompanied (except as otherwise provided in Section 9.9) by full payment for such shares in the form of check or bank draft payable to the order of the Company or other shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. Within 20 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates (or other evidence of ownership) for the number of shares then being purchased. Such shares shall be fully paid and nonassessable. If such shares are not at that time effectively registered under the Securities Act of 1933, as amended, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares are being purchased for the Optionee's own account for investment and not with a view to distribution.

   9.9 Cashless Exercise. In lieu of payment by check, bank draft or other shares of Stock accompanying the written notice of exercise, an Optionee may, unless prohibited by applicable law, elect to effect payment by including with the written notice irrevocable instructions to deliver for sale to a registered securities broker acceptable to the Company a number of the shares subject to the Option being exercised sufficient, after brokerage commissions, to cover the aggregate exercise price of such Option and, if the Optionee further elects, the Optionee's withholding obligations with respect to such exercise referred to in Section 15.8, together with irrevocable instructions to such broker to sell such shares and to remit directly to the Company such aggregate exercise price and, if the Optionee has so elected, the amount of such withholding obligation. The Company shall not be required to deliver to such securities broker any stock certificate (or other evidence of ownership) for such shares until it has received from the broker such exercise price and, if the Optionee has so elected, such withholding obligation amount.

   9.10 Transferability. Except as otherwise provided herein or in the Grant Agreement, Stock Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Options granted hereunder to a Company Officer may be transferred to a member of such Company Officer's Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.

                                   ARTICLE X

   10. Stock Appreciation Rights.

   10.1 Award of SAR's. Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SAR's to eligible participants, either on a free-standing basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SAR's granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any out-standing ISO Award without the consent of the Participant. SAR's shall be evidenced by Grant Agreements, executed by the Company and the Participant, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR.

   10.2 Restrictions on Tandem SAR's. ISO's may not may be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SAR's granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

   10.3 Amount of Payment Upon Exercise of SAR's. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Grant Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR), times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of ex-ercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

   10.4 Form of Payment Upon Exercise of SAR's. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Commit-tee from time to time. If upon settlement of the exercise of an SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Stock on the exercise date. No fractional shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

   10.5 Transferability. SAR's may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

                                  ARTICLE XI

   11. Restricted Stock Awards and Stock Unit Awards

   11.1 Grants. Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards or Stock Units to Participants in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to a Grant Agreement.

   11.2 Terms and Conditions. A Restricted Stock Award entitles the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the date on which restrictions lapse. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Committee. Restricted Stock Awards and Stock Unit Awards are subject to Vesting Periods and other restrictions and conditions as the Committee may include in the Grant Agreement. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Committee shall specify in the Grant Agreement the dates and/or the description of how pre-established performance goals shall be deemed to have been obtained and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. If the Participant or the Company fails to achieve the designated goals or the Participant incurs a Termination of Service prior to the expiration of the Vesting Period, the Participant shall forfeit all shares of Stock or cash subject to the Award which have not vested as of such date. Restricted Stock Awards or Stock Units, if not sooner terminated, shall vest upon Participant's death.

   11.3 Restricted Stock Awards.

     (a) Each Restricted Stock Award shall specify the applicable restrictions, on such shares of Stock, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

     (b) Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent's direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent's direct registration service, the restrictions shall be appropriately noted.

     (c) Except as otherwise provided by the Committee, during such period of restriction following the issuance of share certificates, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends (or amounts equivalent to dividends) and to vote with respect to the restricted shares. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

   11.4 Stock Unit Awards.

     (a) The grant of Stock Units shall be evidenced by a Grant Agreement, executed by the Company and the Participant, that incorporates the terms of the Plan and states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units in such form as the Committee may from time to time determine. The Grant Agreement shall provide for payment of the Stock Unit Awards upon expiration of a term certain.

     (b) Stock Unit awards shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders, or decisions as the Committee may make.

     (c) Except as otherwise provided in the Grant Agreement, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant.

   11.5 Transferability. Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

                                  ARTICLE XII

   12. Corporate Transactions

   12.1 Adjustment of Number and Price of Shares. Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock.

   12.2 Change in Corporate Control. Upon a Change in Corporate Control:

     (a) Any Options and SAR's outstanding as of the date of such Change in Corporate Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

     (b) The restrictions and deferral limitations applicable to any Restricted Stock and Stock Units shall lapse, such Restricted Stock shall become free of all restrictions and become fully vested and transferable, and such Stock Units shall be payable in full.

     (c) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes, including without limitation settlement of all Options and Stock Appreciation Rights for a cash payment equal to the excess (if any) of the Fair Market Value of the Stock subject thereto over the aggregate exercise or base price thereof.

   12.3 Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new

Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

   12.4 Fractional Shares. No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Grant Agreement and the total adjustment or substitution with respect to each Grant Agreement shall be limited accordingly.

   12.5 Rescission and Revocation of Awards. A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request .

                                 ARTICLE XIII

   13. Reservation of Stock. The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

                                  ARTICLE XIV

   14. Amendment and Termination

   14.1 Amendment. The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment, without such person's consent, (ii) no amendment can increase the maximum number of shares of Stock subject to award under the Plan, and (iii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

   14.2 Termination. The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.


                                  ARTICLE XV

   15. Other Conditions

   15.1 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

   15.2 Company Charter and Bylaws. This Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.

   15.3 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

   15.4 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant's employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any un-vested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant's interests under the Plan.

   15.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee, in its discretion determines desirable, including without limitation the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

   15.6 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

   15.7 Limitation of Rights in the Option Shares. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

   15.8 Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

   15.9 Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to 141 Spring Street, Lexington, Massachusetts 02421, Attention: Senior Vice President, Human Resources and, if to the Optionee, to the address as the Optionee shall last have furnished to the communicating party.

RAYTHEON                 Annual Meeting of Stockholders     2001 ANNUAL MEETING
                         Wednesday, April 25, 2001             ADMISSION TICKET
                         10:00 a.m. Eastern Time
                         (Doors Open at 9:30 a.m.)
c/o Proxy Services       Raytheon Company
P.O. Box 8040            Executive Offices
Boston, MA 02266-8040    141 Spring Street
                         Lexington, MA 02421
                         (Directions on reverse)

-------------------------------------------------------------------------------
PROXY VOTING INSTRUCTIONS

Raytheon Company encourages all stockholders to vote. We provide three convenient methods for voting listed below:

PROXY CARD: Complete, sign, date, and return the proxy card attached below in the enclosed envelope.

                                       OR

TELEPHONE: If you are a resident of the United States or Canada, call toll-free on a touch-tone phone 1-877-779-8683, 7 days a week, 24 hours a day. If you reside outside of the United States or Canada, call toll-free 1-201-536-8073. There is no charge for this call. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 24, 2001.

                                       OR

INTERNET: Log on to the Web site http://www.eproxyvote.com/rtn and follow the instructions provided. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 24, 2001.

Canadian and non U.S. residents are encouraged to vote either by telephone or Internet.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so go to http://www.econsent.com/rtn and follow the instructions provided.

IF YOU VOTE BY TELEPHONE OR INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.



                                RAYTHEON CLASS A
-------------------------------------------------------------------------------
/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.
---------------------------------------------------------------------
1. Election of Directors:

To elect five directors of the class whose term of office expires in 2004 to serve for a term of three years. Nominees: (01) John M. Deutch, (02) Henrique de Campos Meirelles, (03) Frederic M. Poses (04) Michael C. Ruettgers and (05) William R. Spivey.

 FOR     WITHHOLD
/  /      /  /

----------------------------------------
For all nominees except as written above.



                                                  FOR     AGAINST     ABSTAIN

2.  To amend the Company's Certificate
    of Incorporation to effect the
    Reverse/Forward Stock Split                    /  /      /  /       /  /

3.  To amend the Company's Certificate
    of Incorporation to reclassify the Company's
    Class A and Class B common stock               /  /      /  /       /  /

4.  To approve the Company's
    2001 Stock Plan                                /  /      /  /       /  /


The Board of Directors recommends a vote AGAINST Items 5, 6, 7, 8, 9 and 10.

5.  Stockholder Proposal #1:
    Executive Compensation Review                  /  /      /  /       /  /

6.  Stockholder Proposal #2:
    Offsets                                       /  /      /  /       /  /

7.  Stockholder Proposal #3:
    Performance-based Stock Options               /  /      /  /       /  /

8.  Stockholder Proposal #4:
    Annual Election of Directors                  /  /      /  /       /  /

9.  Stockholder Proposal #5:
    Shareholder Rights Plan                       /  /      /  /       /  /

10. Stockholder Proposal #6:
    Endorse CERES Principles                      /  /      /  /       /  /

--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                               / /

     Please discontinue duplicate Annual
     Report mailings.                                                  /  /

     Please note my change of address on the
     back of this card.                                                /  /

Signature---------------------------------        Date------------------, 2001

Signature---------------------------------        Date------------------, 2001

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.

-------------------------------------------------------------------------------

           Directions to the Raytheon Annual Meeting of Stockholders:

Raytheon's Annual Meeting of Stockholders will be held on Wednesday, April 25, 2001, at 10:00 a.m. at:

                                Raytheon Company
                                Executive Offices
                                141 Spring Street
                                Lexington, MA 02421

For attendees driving to the meeting:
In order to enter the Raytheon facility, you will need to stop at the guardhouse and show your employee badge or admission ticket. Once approved, security guards and signs will be available for parking directions and entrance to the facility.

Driving North on Route 95/128:

In Lexington, take Exit 29A (Route 2 East) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over Route 2. Raytheon is the first driveway on the left.

Driving South on Route 95/128:

In Lexington, take Exit 29A (Route 2) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over Route 2. Raytheon is the first driveway on the left.

Driving East on Route 2:

Go past Route 95/128. Take the very next exit, #53, Spring Street. Bear right all the way to the stop sign. Turn right onto Spring Street, and cross over Route 2. Raytheon is the first driveway on the left.

Driving West on Route 2:

Go past the Waltham Street/Lexington exit. Take the next exit, Waltham Street/Waltham, #54A. Bear left at the end of the ramp and turn left onto Hayden Avenue. Go to the top of the hill (running parallel to Route 2). Cross over Spring Street into the Raytheon Executive Offices driveway.

        Please present this ticket for admittance to the Annual Meeting.

-------------------------------------------------------------------------------

CLASS A                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Franklyn A. Caine, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class A stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts at 10:00 a.m. Eastern Time, Wednesday, April 25, 2001. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Items 5, 6, 7, 8, 9 and 10.

IF YOU ARE NOT VOTING VIA THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOU VOTED YOUR PROXY CARD BY TELEPHONE OR INTERNET DO NOT RETURN YOUR PROXY CARD.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------

RAYTHEON                 Annual Meeting of Stockholders     2001 ANNUAL MEETING
                         Wednesday, April 25, 2001             ADMISSION TICKET
                         10:00 a.m. Eastern Time
                         (Doors Open at 9:30 a.m.)
c/o Proxy Services       Raytheon Company
P.O. Box 8040            Executive Offices
Boston, MA 02266-8040    141 Spring Street
                         Lexington, MA 02421
                         (Directions on reverse)

-------------------------------------------------------------------------------
PROXY VOTING INSTRUCTIONS

Raytheon Company encourages all stockholders to vote. We provide three convenient methods for voting listed below:

PROXY CARD: Complete, sign, date, and return the proxy card attached below in the enclosed envelope.

                                       OR

TELEPHONE: If you are a resident of the United States or Canada, call toll-free on a touch-tone phone 1-877-779-8683, 7 days a week, 24 hours a day. If you reside outside of the United States or Canada, call toll-free 1-201-536-8073. There is no charge for this call. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 24, 2001.

                                       OR

INTERNET: Log on to the Web site http://www.eproxyvote.com/rtn and follow the instructions provided. Your voter control number is located above your name on this proxy card. Please vote by 11:00 p.m. Eastern Time on April 24, 2001.

Canadian and non U.S. residents are encouraged to vote either by telephone or Internet.

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so go to http://www.econsent.com/rtn and follow the instructions provided.

IF YOU VOTE BY TELEPHONE OR INTERNET YOU DO NOT NEED TO RETURN YOUR PROXY CARD.



                                RAYTHEON CLASS B
-------------------------------------------------------------------------------
/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.
---------------------------------------------------------------------
1. Election of Directors:

To elect five directors of the class whose term of office expires in 2004 to serve for a term of three years. Nominees: (01) John M. Deutch, (02) Henrique de Campos Meirelles, (03) Frederic M. Poses (04) Michael C. Ruettgers and (05) William R. Spivey.

 FOR     WITHHOLD
/  /      /  /

----------------------------------------
For all nominees except as written above.



                                                  FOR     AGAINST     ABSTAIN

2.  To amend the Company's Certificate
    of Incorporation to effect the
    Reverse/Forward Stock Split                    /  /      /  /       /  /

3.  To amend the Company's Certificate
    of Incorporation to reclassify the Company's
    Class A and Class B common stock               /  /      /  /       /  /

4.  To approve the Company's
    2001 Stock Plan                                /  /      /  /       /  /


The Board of Directors recommends a vote AGAINST Items 5, 6, 7, 8, 9 and 10.

5.  Stockholder Proposal #1:
    Executive Compensation Review                 /  /      /  /       /  /

6.  Stockholder Proposal #2:
    Offsets                                      /  /      /  /       /  /

7.  Stockholder Proposal #3:
    Performance-based Stock Options              /  /      /  /       /  /

8.  Stockholder Proposal #4:
    Annual Election of Directors                 /  /      /  /       /  /

9.  Stockholder Proposal #5:
    Shareholder Rights Plan                      /  /      /  /       /  /

10. Stockholder Proposal #6:
    Endorse CERES Principles                     /  /      /  /       /  /


--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                               / /

     Please discontinue duplicate Annual
     Report mailings.                                                  /  /

     Please note my change of address on the
     back of this card.                                                /  /

Signature---------------------------------        Date------------------, 2001

Signature---------------------------------        Date------------------, 2001

Please sign this proxy as the name(s) appear above. When signing as attorney, executor, administrator, trustee or guardian, please give full name as such.

-------------------------------------------------------------------------------

        Directions to the Raytheon Annual Meeting of Stockholders:

Raytheon's Annual Meeting of Stockholders will be held on Wednesday, April 25, 2001, at 10:00 a.m. at:

                                Raytheon Company
                                Executive Offices
                                141 Spring Street
                                Lexington, MA 02421


For attendees driving to the meeting:

In order to enter the Raytheon facility, you will need to stop at the guardhouse and show your employee badge or admission ticket. Once approved, security guards and signs will be available for parking directions and entrance to the facility.

Driving North on Route 95/128:

In Lexington, take Exit 29A (Route 2 East) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over Route 2. Raytheon is the first driveway on the left.

Driving South on Route 95/128:

In Lexington, take Exit 29A (Route 2) toward Arlington/Cambridge. Approximately one-half mile take the first exit, #53, Spring Street, and bear right all the way to the stop sign. Turn right onto Spring Street. Cross over Route 2. Raytheon is the first driveway on the left.

Driving East on Route 2:

Go past Route 95/128. Take the very next exit, #53, Spring Street. Bear right all the way to the stop sign. Turn right onto Spring Street, and cross over Route 2. Raytheon is the first driveway on the left.

Driving West on Route 2:

Go past the Waltham Street/Lexington exit. Take the next exit, Waltham Street/Waltham, #54A. Bear left at the end of the ramp and turn left onto Hayden Avenue. Go to the top of the hill (running parallel to Route 2). Cross over Spring Street into the Raytheon Executive Offices driveway.

         Please present this ticket for admittance to the Annual Meeting.

-------------------------------------------------------------------------------

CLASS B                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Franklyn A. Caine, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class B stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at the the Company's Executive Offices, 141 Spring Street, Lexington, Massachusetts at 10:00 a.m. Eastern Time, Wednesday, April 25, 2001. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Items 5, 6, 7, 8, 9 and 10.

IF YOU ARE NOT VOTING VIA THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOU VOTED YOUR PROXY CARD BY TELEPHONE OR INTERNET DO NOT RETURN YOUR PROXY CARD.


HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------